Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-179553

Prospectus supplement
(To Prospectus dated May 7, 2012)

8,000,000 Shares

Common stock

The selling stockholders named in this prospectus are offering 8,000,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WWWW.” On May 10, 2012, the last sale price of our common stock as reported on The NASDAQ Global Select Market was $15.51 per share.

	Per share	Total
Public offering price	$15.25	$122,000,000.00
Underwriting discounts and commissions	$0.7625	$6,100,000.00
Proceeds to selling stockholders, before expenses	$14.4875	$115,900,000.00

GA-NWS Investor LLC, one of the selling stockholders identified in this prospectus, has granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions as set forth above, up to an additional 1,200,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by such selling stockholder if the underwriters exercise their option to purchase additional shares of common stock.

Investing in our common stock involves substantial risk. Please read “Risk factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to the purchasers on or about May 16, 2012.

J.P. Morgan	Deutsche Bank Securities	Citigroup

SunTrust Robinson Humphrey
FBR	Piper Jaffray	Wells Fargo Securities
Roth Capital Partners	B. Riley	Craig-Hallum Capital Group

May 10, 2012

Prospectus Supplement

Prospectus

i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering by the selling stockholders and also adds to and updates information contained in the accompanying prospectus dated May 7, 2012 and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that Web.com Group, Inc. filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this process, among other transactions, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus supplement.

You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, in their entirety before making an investment decision.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than its respective date, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our common stock occurs. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement and the accompanying prospectus are the property of their respective owners.

References in this prospectus supplement to “Web.com,” “the Company,” “we,” “us” and “our” refer to Web.com Group, Inc., a Delaware corporation, and its subsidiaries, unless the context indicates otherwise.

Prospectus supplement summary

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk factors” in this prospectus supplement.

Web.com Group, Inc.

Overview

Web.com is a leading provider of internet services for small- to medium-sized businesses (“SMBs”) and is a global domain name registrar. We seek to meet the internet needs of SMBs anywhere along their lifecycle with affordable subscription solutions including website design and related services, search engine optimization, search engine marketing, social media and mobile products, local sales leads, eCommerce solutions and call center services. Headquartered in Jacksonville, Florida, Web.com is a publicly traded company (Nasdaq: WWWW) serving nearly three million customers and with approximately 1,800 employees in 14 locations in North America, South America and the United Kingdom.

Recent developments

On October 27, 2011, the Company completed its acquisition (the “Acquisition”) of 100% of the equity interests in Net Sol Parent LLC (formerly known as GA-Net Sol Parent LLC) (“Network Solutions”), a provider of global domain names, web hosting and online marketing services, pursuant to the Purchase Agreement (the “Purchase Agreement”) dated August 3, 2011 by and among Web.com Group, Inc., a Delaware corporation, Net Sol Holdings LLC, a Delaware limited liability company, and GA-Net Sol Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Net Sol Holdings LLC (collectively, the “Sellers”). The purchase price paid to the Sellers was $570 million consisting of $405.1 million in cash and the issuance of 18 million shares of Web.com common stock valued at $9.16 per share. In connection with the Acquisition, the Company assumed the obligation to pay approximately $211.7 million of outstanding debt of Network Solutions and paid off such liabilities at closing with borrowings from the Company’s new credit facilities, and assumed certain other liabilities. See footnote 7, Business Combinations, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC. References herein to the “Combined Company” are to Web.com and Network Solutions collectively.

Business summary

There are more than 27 million SMBs in the United States today. Our focus is serving small, local enterprises that need to connect with their current and potential customers online. Approximately 44 percent of these SMBs have a website, and among those that have a website, most are not effective at driving business via their internet efforts. These SMB owners, many of whom work six or seven days a week, mostly lack the time, expertise and/or resources needed to make their website a relevant, effective part of their business plan. At the same time, there is growing acceptance among these SMB owners that an effective internet presence is critical to their marketing efforts and there is evidence that these businesses are shifting their marketing budgets from traditional media to online channels.

Using a consultative approach, Web.com offers SMBs a single point of entry to an array of effective, affordable online products and services that will help drive their business. The breadth and flexibility of our offerings allow us to address the web services needs of a wide variety of customers, ranging from those just establishing their websites to those that want to enhance their existing online presence with more sophisticated marketing and lead generation services. We offer our customers a full range of web services and products on an affordable subscription basis. With nearly 3 million subscribers as of December 31, 2011, we are one of the industry’s largest providers of domain names, affordable web services and products that enable SMBs to have an effective online presence.

We have positioned ourselves as a partner to SMBs across all phases of their business’s adaptation to internet technology, from their initial entry onto the web to their use of cutting-edge innovations as they mature. As a domain registrar, we allow the business to establish an online presence by buying a domain name. This basic service is the entry point to higher priced offerings. Having secured a domain, a business next needs a website and email service. Our offerings for these fundamental services span the range of customer budgets and expertise, from inexpensive Do It Yourself website and email hosting for the technically-savvy, to Do It For Me custom website design services, online marketing and eCommerce solutions. Customers can engage our experienced consultants for services that range from web design to online advertising campaign management. When online innovations emerge, we can help SMBs leverage the new capabilities.

Through the combination of proprietary website publishing and management software, automated workflow processes, and specialized workforce development and management techniques, Web.com achieves production efficiencies that enable us to offer sophisticated web services at affordable rates. Our technology automates many aspects of creating, maintaining, enhancing, and marketing websites on behalf of our customers.

We sell our products and services via our direct sales force, which operates in the U.S. and Canada. Recently, the Company rolled out a “Feet on the Street” direct sales initiative, as well as a Direct Response Television (“DRTV”) campaign. We also sell web services and products to customers identified by companies with which we have strategic marketing relationships. Typically, our strategic marketing partners have established brand names and attract a large number of SMB customers. We also acquire a large number of customers directly through online and affiliate marketing activities that target SMBs that want to establish or enhance their online presence.

Our strategy

We have built our business around an affordable subscription-based model that allows SMBs to affordably outsource their web services and online marketing needs to us. The key elements of our business model and approach are:

•	Providing comprehensive solutions for SMBs. We believe our end-to-end service offering provides our customers with a comprehensive solution to their web services needs.
•	Up-selling or cross-selling additional services to existing customers. Through acquisitions, we have gained over 2 million domain name customers and have demonstrated success in up-selling and cross-selling additional web services
•	Acquiring new customers through diversified sales and marketing channels. We utilize a very diverse sales and marketing strategy including online marketing, inbound and outbound telesales, a “Feet on the Street” sales force, direct response television advertising, email and affiliate marketing to acquire new customers and up-sell to existing customers.
•	Streamlining operations for customer acquisition, fulfillment, and support. We utilize proprietary workflow processes, customer relationship management systems and specialized website design tools to efficiently and cost effectively sell, design, and support our web services and products.

Our services and products

Our goal is to provide a broad range of web services and products that enable SMBs to establish, maintain, promote, and optimize their online presence. By providing a comprehensive, performance-based offering, we are able to sell to customers whether or not they have already established an online presence. Customers can subscribe to bundled products that meet a variety of needs, and which can be enhanced with additional services; alternatively, they can choose to purchase `a la carte’ solutions for specific issues. Our web services and products can be categorized into the following:

•	Domain name registration and services. We are one of the largest domain name registrars in the world and offer .com and .net domains as well as the latest top level domains, such as .co, .org and .info. We also offer a full suite of domain services, including domain name registration, domain name transfers, domain name renewal, domain expiration protection and domain privacy services.
•	Do It For Me Web services. We offer bundled web service packages in which we undertake virtually all of the work associated with building, maintaining, marketing and enhancing an internet presence to ultimately drive leads to the SMB owner. Since access to these services is through an affordable monthly subscription, these proprietors can have an effective online presence with a minimum outlay of resources.
•	Do It Yourself Web services. We offer a variety of Do It Yourself website building and marketing solutions for SMBs that want to build their own websites or enhance their websites with online marketing. These solutions include hosting services, an easy-to-use web building tool, online marketing options and eCommerce capabilities.
•	Online marketing services. We sell a variety of interactive marketing services designed to improve the awareness and prominence of our customers businesses and websites online. We online marketing services include search engine marketing, search engine optimization, mobile marketing, lead generation, Facebook pages for SMBs and pay-per-call services.

Corporate information

Web.com was incorporated under the General Corporate Law of the State of Delaware on March 2, 1999 as Website Pros., Inc. We offered common stock to the public for the first time on November 1, 2005 as Website Pros (NASDAQ: WSPI) and began trading as Web.com (Nasdaq: WWWW) following our acquisition of the legacy Web.com business in September 2007.

Our principal offices are located at 12808 Gran Bay Parkway West, Jacksonville, FL 32258. Our telephone number is (904) 680-6600 and our website is located at www.web.com.

The offering

Common stock offered by the selling stockholders
8,000,000 shares of common stock
Underwriters’ option to purchase additional shares
GA-NWS Investor LLC, one of the selling stockholders, has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares.
Common stock to be outstanding immediately after this offering
48,753,439 shares of common stock
Use of proceeds
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders but we will be required to pay certain expenses related to this offering. The proceeds will go to the selling stockholders. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk factors” beginning on page S-10 of this prospectus supplement, together with all of the other information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in shares of our common stock.
NASDAQ Global Select Market symbol
“WWWW”

The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of April 30, 2012.

Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to 1,200,000 additional shares of our common stock within 30 days after the date of this prospectus supplement.

Conflicts of Interest

Deutsche Bank Securities Inc. will receive more than 5% of the net proceeds of this offering as one of the selling stockholders. See “Use of proceeds” in this prospectus supplement. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of equity securities that have a bona fide public market. Deutsche Bank Securities Inc. will not confirm sales of the shares to any account over which they exercise discretionary authority without the prior written approval of the customer.

Summary consolidated financial data

The summary consolidated statement of operations data below for the years ended December 31, 2011, 2010 and 2009 and the summary balance sheet data for the years ended December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements that are incorporated by reference in this prospectus supplement and accompanying prospectus. The summary consolidated statement of operations data below for the three months ended March 31, 2012 and 2011, and the summary consolidated balance sheet data as of March 31, 2012 and 2011, have been derived from our unaudited consolidated financial statements that are incorporated by reference in this prospectus supplement and accompanying prospectus. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the unaudited financial data as of March 31, 2012 and 2011 and for three months ended March 31, 2012 and 2011 have been reflected therein. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full year. The following summary of consolidated financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus from our 2011 Annual Report on Form 10-K.

For more details on how you can obtain our SEC reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find More Information.”

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands, except per share data)
Consolidated Statements of Operations:
Revenue:
Subscription	$102,166	$117,691	$195,645	$38,779	$88,850
Professional services and other	4,323	2,598	3,560	702	2,664
Total Revenue:	106,489	120,289	199,205	39,481	91,514
Cost of Revenue (excluding depreciation and amortization)
Subscription	38,311	51,371	83,406	17,329	37,162
Professional services and other	2,081	1,861	1,415	378	1,446
Total Cost of Revenue	40,392	53,232	84,821	17,707	38,608
Gross Profit	66,097	67,057	114,384	21,774	52,906
Operating Expenses:
Sales and marketing	23,338	28,678	51,743	10,441	26,844
Research and development	8,477	10,910	19,252	3,549	9,707
General and administrative	19,140	24,110	45,164	6,445	14,306
Restructuring charges	1,940	2,171	9,536	96	912
Depreciation and amortization	13,295	15,724	29,456	4,821	19,679
Total operating expenses	66,190	81,593	155,151	25,352	71,448
Loss from operations	(93)	(14,536)	(40,767)	(3,578)	(18,542)
Other income:
Interest income, net	233	(2,832)	(21,826)	(1,584)	(17,776)
Income (loss) before income taxes from continuing operations	140	(17,368)	(62,593)	(5,162)	(36,318)
Income tax benefit (expense)	1,429	10,720	50,084	(573)	6,539
Net income (loss) from continuing operations	1,569	(6,648)	(12,509)	(5,735)	(29,779)
Discontinued Operations:
Income from discontinuing operations	1,040	116	200	125	—
Net income (loss)	$2,609	$(6,532)	$(12,309)	$(5,610)	$(29,779)
Basic Earnings per share:
Income (loss) from continuing operations per common share	$0.06	$(0.26)	$(0.41)	$(0.21)	$(0.65)
Income from discontinuing operations per common share	$0.04	$—	$0.01	$—	$—
Net income (loss) per share	$0.10	$(0.26)	$(0.40)	$(0.21)	$(0.65)
Diluted earnings per share:
Income (loss) from continuing operations per common share	$0.06	$(0.26)	$(0.41)	$(0.21)	$(0.65)
Income from discontinuing operations per common share	$0.04	$—	$0.01	$—	$—
Net income (loss) per share	$0.10	$(0.26)	$(0.40)	$(0.21)	$(0.65)
Basic weighted average common shares outstanding	25,312	25,515	30,675	26,618	46,140
Diluted weighted average common shares outstanding	26,985	25,515	30,675	26,618	46,140

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands, except per share data)
Consolidated Statements of Operations:
Total Revenue:	$106,489	$120,289	$199,205	$39,481	$91,514
Total Cost of Revenue (excluding depreciation and amortization)	40,392	53,232	84,821	17,707	38,608
Gross Profit	66,097	67,057	114,384	21,774	52,906
Total operating expenses	66,190	81,593	155,151	25,352	71,448
Loss from operations	(93)	(14,536)	(40,767)	(3,578)	(18,542)
Net income (loss) from continuing operations	1,569	(6,648)	(12,509)	(5,735)	(29,779)
Income from discontinuing operations	1,040	116	200	125	—
Net income (loss)	$2,609	$(6,532)	$(12,309)	$(5,610)	$(29,779)
Basic Earnings per share:
Income (loss) from continuing operations per common share	$0.06	$(0.26)	$(0.41)	$(0.21)	$(0.65)
Income from discontinuing operations per common share	$0.04	$—	$0.01	$—	$—
Net income (loss) per share	$0.10	$(0.26)	$(0.40)	$(0.21)	$(0.65)
Diluted earnings per share:
Income (loss) from continuing operations per common share	$0.06	$(0.26)	$(0.41)	$(0.21)	$(0.65)
Income from discontinuing operations per common share	$0.04	$—	$0.01	$—	$—
Net income (loss) per share	$0.10	$(0.26)	$(0.40)	$(0.21)	$(0.65)
Basic weighted average common shares outstanding	25,312	25,515	30,675	26,618	46,140
Diluted weighted average common shares outstanding	26,985	25,515	30,675	26,618	46,140

	As of December 31,			As of March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$39,427	$16,307	$13,364	$17,816	$12,325
Working capital (deficiency)	$32,171	$(22,133)	$(78,843)	$(18,645)	$(141,346)
Total assets	$122,885	$299,489	$1,399,480	$300,531	$1,386,129
Long-term debt	$198	$93,623	$714,703	$88,553	$652,520
Accumulated deficit	$(151,405)	$(157,937)	$(170,246)	$(163,547)	$(200,025)
Total stockholders’ equity	$103,696	$103,607	$271,756	$105,936	$242,973

Risk factors

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risk factors described below and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks related to our business

The failure to integrate successfully the businesses of Web.com and Network Solutions in the expected timeframe would adversely affect the Combined Company’s future results.

The success of the acquisition will depend, in large part, on the ability of the Combined Company to realize the anticipated benefits, including annual net operating synergies, from combining the businesses of Web.com and Network Solutions. To realize these anticipated benefits, the Combined Company must successfully integrate the businesses of Web.com and Network Solutions. This integration will be complex and time consuming.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the Combined Company’s failure to achieve some or all of the anticipated benefits of the acquisition.

Potential difficulties that may be encountered in the integration process include the following:

•	lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;
•	complexities associated with managing the larger, more complex, combined business;
•	integrating personnel from the two companies while maintaining focus on providing consistent, high quality services and products;
•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Acquisition; and
•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Acquisition and integrating the companies’ operations.

In the future, we may be unable to generate sufficient cash flow to satisfy our debt service obligations.

In October 2011, we entered into debt financing arrangements totaling $800 million, of which $771.0 million of proceeds were used to pay off existing debt and to complete the acquisition of Network Solutions. As of March 31, 2012, $741.5 million of the debt is currently outstanding. Our ability to generate cash flow from operations to make principal and interest payments on our debt will depend on our future performance, which will be affected by a range of economic, competitive and business factors. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may need to seek additional capital to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or reducing or delaying capital investments and acquisitions. We cannot assure you that such additional capital or alternative financing will be available on favorable terms, if at all. Our inability to generate sufficient cash flow from operations or obtain additional capital or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Charges to earnings resulting from acquisitions may adversely affect our operating results.

Under applicable accounting, we allocate the total purchase price of a particular acquisition to an acquired company’s net tangible assets, and intangible assets based on their fair values as of the date of the acquisition and record the excess of the purchase price over those fair values as goodwill. Our management’s estimates of fair value are based upon assumptions believed to be reasonable but are inherently uncertain. Going forward, the following factors, among others, could result in material charges that would adversely affect our financial results:

•	impairment of goodwill;
•	charges for the amortization of identifiable intangible assets and for stock-based compensation;
•	accrual of newly identified pre-merger contingent liabilities that are identified subsequent to the finalization of the purchase price allocation; and
•	charges to income to eliminate certain of our pre-merger activities that duplicate those of the acquired company or to reduce our cost structure.

Additional costs may include costs of employee redeployment, relocation and retention, including salary increases or bonuses, accelerated amortization of deferred equity compensation and severance payments, reorganization or closure of facilities, taxes and termination of contracts that provide redundant or conflicting services. Some of these costs may have to be accounted for as expenses that would decrease our net income and earnings per share for the periods in which those adjustments are made.

Our operating results are difficult to predict and fluctuations in our performance may result in volatility in the market price of our common stock.

Due to our limited operating history, our evolving business model, and the unpredictability of our emerging industry, our operating results are difficult to predict. We expect to experience fluctuations in our operating and financial results due to a number of factors, such as:

•	our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers’ requirements;
•	the renewal rates and renewal terms for our services;
•	changes in our pricing policies;
•	the introduction of new services and products by us or our competitors;
•	our ability to hire, train and retain members of our sales force;
•	the rate of expansion and effectiveness of our sales force;
•	technical difficulties or interruptions in our services;
•	general economic conditions;
•	additional investment in our services or operations;
•	ability to successfully identify acquisition targets and integrate acquired businesses and technology; and
•	our success in maintaining and adding strategic marketing relationships.

These factors and others all tend to make the timing and amount of our revenue unpredictable and may lead to greater period-to-period fluctuations in revenue than we have experienced historically.

Additionally, in light of current global and U.S. economic conditions, we believe that our quarterly revenue and results of operations are likely to vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. The results of one quarter may not be relied on as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially.

We rely heavily on the reliability, security, and performance of our internally developed systems and operations, and any difficulties in maintaining these systems may result in service interruptions, decreased customer service, or increased expenditures.

The software and workflow processes that underlie our ability to deliver our Web services and products have been developed primarily by our own employees. The reliability and continuous availability of these internal systems are critical to our business, and any interruptions that result in our inability to timely deliver our Web services or products, or that materially impact the efficiency or cost with which we provide these Web services and products, would harm our reputation, profitability, and ability to conduct business. In addition, many of the software systems we currently use will need to be enhanced over time or replaced with equivalent commercial products, either of which could entail considerable effort and expense. If we fail to develop and execute reliable policies, procedures, and tools to operate our infrastructure, we could face a substantial decrease in workflow efficiency and increased costs, as well as a decline in our revenue.

Our failure to build brand awareness quickly could compromise our ability to compete and to grow our business.

As a result of the anticipated increase in competition in our market, and the likelihood that some of this competition will come from companies with established brands, we believe brand name recognition and reputation will become increasingly important. If we do not continue to build brand awareness quickly, we could be placed at a competitive disadvantage to companies whose brands are more recognizable than ours.

If we cannot adapt to technological advances, our Web services and products may become obsolete and our ability to compete would be impaired.

Changes in our industry occur very rapidly, including changes in the way the internet operates or is used by SMBs and their customers. As a result, our Web services and products could become obsolete quickly. The introduction of competing products employing new technologies and the evolution of new industry standards could render our existing products or services obsolete and unmarketable. To be successful, our Web services and products must keep pace with technological developments and evolving industry standards, address the ever-changing and increasingly sophisticated needs of our customers, and achieve market acceptance. If we are unable to develop new Web services or products, or enhancements to our Web services or products, on a timely and cost-effective basis, or if new Web services or products or enhancements do not achieve market acceptance, our business would be seriously harmed.

Providing Web services and products to SMBs designed to allow them to internet-enable their businesses is a new and emerging market; if this market fails to develop, we will not be able to grow our business.

Our success depends on a significant number of SMB outsourcing website design, hosting, and management as well as adopting other online business solutions. The market for our Web services and products is relatively new and untested. Custom website development has been the predominant method of internet enablement, and SMBs may be slow to adopt our template-based Web services and products. Further, if SMBs determine that having an online presence is not giving their businesses an advantage; they would be less likely to purchase our Web services and products. If the market for our Web services and products fails to grow or grows more slowly than we currently anticipate, or if our Web services and products fail to achieve widespread customer acceptance, our business would be seriously harmed.

Integrating Web.com and Network Solutions may divert management’s attention away from the Combined Company’s operations.

Successful integration of Web.com’s and Network Solutions’ operations, products and personnel may place a significant burden on the Combined Company’s management and internal resources. Challenges of integration include the Combined Company’s ability to incorporate acquired products and business technology into its existing product offerings and its ability to sell the acquired products through Web.com’s existing or acquired sales channels. Web.com may also experience difficulty in effectively integrating the different cultures and practices of Network Solutions, as well as in assimilating Network Solutions’ broad and geographically dispersed personnel. Further, the difficulties of integrating Network Solutions could disrupt the Combined Company’s ongoing business, distract its management focus from other opportunities and challenges, and increase the Combined Company’s expenses and working capital requirements. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the Combined Company’s business, financial condition and operating results.

Depressed general economic conditions or adverse changes in general economic conditions could adversely affect our operating results. If economic or other factors negatively affect the SMB sector, our customers may become unwilling or unable to purchase our Web services and products, which could cause our revenue to decline and impair our ability to operate profitably.

We have become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. For example, the direction and relative strength of the global economy has been increasingly uncertain due to softness in the residential real estate and mortgage markets, volatility in fuel and other energy costs, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors affecting spending behavior. If economic growth in the United States is slowed, or if other adverse general economic changes occur or continue, many customers may delay or reduce technology purchases or marketing spending. This could result in reductions in sales of our Web services and products, longer sales cycles, and increased price competition.

Our existing and target customers are SMBs. We believe these businesses are more likely to be significantly affected by economic downturns than larger, more established businesses. For instance, the current global financial crisis affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a tightening in the credit markets, which could limit our customers’ access to credit. Additionally, these customers often have limited discretionary funds, which they may choose to spend on items other than our Web services and products. If SMBs experience economic hardship, or if they behave more conservatively in light of the general economic environment, they may be unwilling or unable to expend resources to develop their online presences, which would negatively affect the overall demand for our services and products and could cause our revenue to decline.

We may find it difficult to integrate recent and potential future business combinations, which could disrupt our business, dilute stockholder value, and adversely affect our operating results.

During the course of our history, we have completed several acquisitions of other businesses, and a key element of our strategy is to continue to acquire other businesses in the future. Most recently, we completed the acquisition of Network Solutions in October 2011, our largest acquisition to date. Integrating acquired businesses or assets we may acquire in the future, could add significant complexity to our business and additional burdens to the substantial tasks already performed by our management team. In the future, we may not be able to identify suitable acquisition candidates, and if we do, we may not be able to complete these acquisitions on acceptable terms or at all. In connection with our recent and possible future acquisitions, we may need to integrate operations that have different and unfamiliar corporate cultures. Likewise, we may need to integrate disparate technologies and Web service and product offerings, as well as multiple direct and indirect sales channels. The key personnel of the acquired company may decide not to continue to work for us. These integration efforts may not succeed or may distract our management’s attention from existing business operations. Our failure to successfully identify appropriate acquisition targets or to manage and integrate recent acquisitions, or any future acquisitions, could seriously harm our business.

We may not realize the anticipated benefits from an acquisition.

Acquisitions involve the integration of companies that have previously operated independently. We expect that acquisitions may result in financial and operational benefits, including increased revenue, cost savings and other financial and operating benefits. We cannot be certain, however, that we will be able to realize increased revenue, cost savings or other benefits from any acquisition, or, to the extent such benefits are realized, that they are realized timely or to the same degree as we anticipated. Integration may also be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on product roadmaps or other strategic matters. We may integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which may be dissimilar. Difficulties associated with integrating an acquisition’s service and product offering into ours, or with integrating an acquisition’s operations into ours, could have a material adverse effect on the Combined Company and the market price of our common stock.

We may expand through acquisitions of, or investments in, other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business.

One of our business strategies is to acquire complementary services, technologies or businesses. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;
•	use cash that we may need in the future to operate our business; and
•	incur debt that could have terms unfavorable to us or that we might be unable to repay.

Business acquisitions also involve the risk of unknown liabilities associated with the acquired business. In addition, we may not realize the anticipated benefits of any acquisition, including securing the services of key employees. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could seriously harm our business.

A portion of our Web services are sold on a month-to-month basis, and if our customers are unable or choose not to subscribe to our Web services, our revenue may decrease.

A portion of our Web service offerings are sold pursuant to month-to-month subscription agreements and our customers generally can cancel their subscriptions to our Web services at any time with little or no penalty.

While we cannot determine with certainty why our subscription renewal rates are not higher, we believe there are a variety of factors, which have in the past led, and may in the future lead, to a decline in our subscription renewal rates. These factors include the cessation of our customers’ businesses, the overall economic environment in the United States and its impact on SMBs, the services and prices offered by us and our competitors, and the evolving use of the internet by SMBs. If our renewal rates are low or decline for any reason, or if customers demand renewal terms less favorable to us, our revenue may decrease, which could adversely affect our financial performance.

Any growth could strain our resources and our business may suffer if we fail to implement appropriate controls and procedures to manage our growth.

Growth in our business may place a strain on our management, administrative, and sales and marketing infrastructure. If we fail to successfully manage our growth, our business could be disrupted, and our ability to operate our business profitably could suffer. Growth in our employee base may be required to expand our customer base and to continue to develop and enhance our Web service and product offerings. To manage growth of our operations and personnel, we would need to enhance our operational, financial, and management controls and our reporting systems and procedures. This would require additional personnel and capital investments, which would increase our cost base. The growth in our fixed cost base may make it more difficult for us to reduce expenses in the short term to offset any shortfalls in revenue.

We have a risk of system and internet failures, which could harm our reputation, cause our customers to seek reimbursement for services paid for and not received, and cause our customers to seek another provider for services.

We must be able to operate the systems that manage our network around the clock without interruption. Our operations depend upon our ability to protect our network infrastructure, equipment, and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Our networks are currently subject to various points of failure. For example, a problem with one of our routers (devices that move information from one computer network to another) or switches could cause an interruption in the services that we provide to some or all of our customers. In the past, we have experienced periodic interruptions in service. We have also experienced, and in the future we may again experience, delays or interruptions in service as a result of the accidental or intentional actions of internet users, current and former employees, or others. Any future interruptions could:

•	Cause customers or end users to seek damages for losses incurred;
•	Require us to replace existing equipment or add redundant facilities;
•	Damage our reputation for reliable service;
•	Cause existing customers to cancel their contracts; or
•	Make it more difficult for us to attract new customers.

We are dependent on our executive officers, and the loss of any key member of this team may compromise our ability to successfully manage our business and pursue our growth strategy.

Our future performance depends largely on the continuing service of our executive officers and senior management team, especially those of David Brown, our Chief Executive Officer. Our executives are not contractually obligated to remain employed by us. Accordingly, any of our key employees could terminate their employment with us at any time without penalty and may go to work for one or more of our competitors after the expiration of their non-compete period. The loss of one or more of our executive officers could make it more difficult for us to pursue our business goals and could seriously harm our business.

Our growth will be adversely affected if we cannot continue to successfully retain, hire, train, and manage our key employees, particularly in the telesales and customer service areas.

Our ability to successfully pursue our growth strategy will depend on our ability to attract, retain, and motivate key employees across our business. We have many key employees throughout our organization that do not have non-competition agreements and may leave to work for a competitor at any time. In particular, we are substantially dependent on our telesales and customer service employees to obtain and service new customers. Competition for such personnel and others can be intense, and there can be no assurance that we will be able to attract, integrate, or retain additional highly qualified personnel in the future. In addition, our ability to achieve significant growth in revenue will depend, in large part, on our success in effectively training sufficient personnel in these two areas. New hires require significant training and in some cases may take several months before they achieve full productivity, if they ever do. Our recent hires and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we have our facilities. If we are not successful in retaining our existing employees, or hiring, training and integrating new employees, or if our current or future employees perform poorly, growth in the sales of our services and products may not materialize and our business will suffer.

Though we were profitable for the year ended December 31, 2009, we were not profitable for the three months ended March 31, 2012 or for the years ended December 31, 2011, 2010 and 2008 and we may not become or stay profitable in the future.

Although we generated net income for the year ended December 31, 2009, we have not historically been profitable, were not profitable for the three months ended March 31, 2012 or for the years ended December 31, 2011, 2010 and 2008, and may not be profitable in future periods. As of March 31, 2012, we had an accumulated deficit of approximately $200.0 million. We expect that our expenses relating to the sale and marketing of our Web services, technology improvements and general and administrative functions, as well as the costs of operating and maintaining our technology infrastructure, will increase in the future. Accordingly, we will need to increase our revenue to be able to again achieve and, if achieved, to later maintain profitability. We may not be able to reduce in a timely manner or maintain our expenses in response to any decrease in our revenue, and our failure to do so would adversely affect our operating results and our level of profitability.

Our business depends in part on our ability to continue to provide value-added Web services and products, many of which we provide through agreements with third parties, and our business will be harmed if we are unable to provide these Web services and products in a cost-effective manner.

A key element of our strategy is to combine a variety of functionalities in our Web service offerings to provide our customers with comprehensive solutions to their online presence needs, such as internet search optimization, local yellow pages listings, and eCommerce capability. We provide many of these services through arrangements with third parties, and our continued ability to obtain and provide these services at a low cost is central to the success of our business. For example, we currently have agreements with several service providers that enable us to provide, at a low cost, internet yellow pages advertising. However, these agreements may be terminated on short notice, typically 60 to 90 days, and without penalty. If any of these third parties were to terminate their relationships with us, or to modify the economic terms of these arrangements, we could lose our ability to provide these services at a cost-effective price to our customers, which could cause our revenue to decline or our costs to increase.

Our data centers are maintained by third parties. A disruption in the ability of one of these service providers to provide service to us could cause a disruption in service to our customers.

A substantial portion of the network services and computer servers we utilize in the provision of services to customers are housed in data centers owned by other service providers. In particular, a significant number of our servers are housed in data centers in Atlanta, Georgia; Jacksonville, Florida; Sterling, Virginia; and Ontario, Canada. We obtain internet connectivity for those servers, and for the customers who rely on those servers, in part through direct arrangements with network service providers and in part indirectly through the owners of those data centers. We also utilize other third-party data centers in other locations. In the future, we may house other servers and hardware items in facilities owned or operated by other service providers.

A disruption in the ability of one of these service providers to provide service to us could cause a disruption in service to our customers. A service provider could be disrupted in its operations through a number of contingencies, including unauthorized access, computer viruses, accidental or intentional actions, electrical disruptions, and other extreme conditions. Although we believe we have taken adequate steps to protect our business through contractual arrangements with our service providers, we cannot eliminate the risk of a disruption in service resulting from the accidental or intentional disruption in service by a service provider. Any significant disruption could cause significant harm to us, including a significant loss of customers. In addition, a service provider could raise its prices or otherwise change its terms and conditions in a way that adversely affects our ability to support our customers or could result in a decrease in our financial performance.

We face intense and growing competition. If we are unable to compete successfully, our business will be seriously harmed.

The market for our Web services and products is competitive and has relatively low barriers to entry. Our competitors vary in size and in the variety of services they offer. We encounter competition from a wide variety of company types, including:

•	Website design and development service and software companies;
•	Internet service providers and application service providers;
•	Internet search engine providers;
•	Local business directory providers;
•	Website domain name providers and hosting companies; and
•	eCommerce platform and service providers.

In addition, due to relatively low barriers to entry in our industry, we expect the intensity of competition to increase in the future from other established and emerging companies. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business. We also expect that competition will increase as a result of industry consolidations and formations of alliances among industry participants.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater brand recognition and, we believe, a larger installed base of customers. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their services and products than we can. If we fail to compete successfully against current or future competitors, our revenue could increase less than anticipated or decline and our business could be harmed.

If our security measures are breached, our services may be perceived as not being secure, and our business and reputation could suffer.

Our Web services involve the storage and transmission of our customers’ proprietary information. Although we employ data encryption processes, an intrusion detection system, and other internal control procedures to assure the security of our customers’ data, we cannot guarantee that these measures will be sufficient for this purpose. If our security measures are breached as a result of third-party action, employee error or otherwise, and as a result our customers’ data becomes available to unauthorized parties, we could incur liability and our reputation would be damaged, which could lead to the loss of current and potential customers. If we experience any breaches of our network security or sabotage, we might be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems, and we may not be able to remedy these problems in a timely manner, or at all. Because techniques used by outsiders to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures.

We may be unable to protect our intellectual property adequately or cost-effectively, which may cause us to lose market share or force us to reduce our prices.

Our success depends, in part, on our ability to protect and preserve the proprietary aspects of our technology, Web services, and products. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market services and products similar to those offered by us, which could decrease demand for our Web services and products. We may be unable to prevent third parties from using our proprietary assets without our authorization. While we do rely on patents acquired from the Web.com acquisition, we do not currently rely on patents to protect all of our core intellectual property. To protect, control access to, and limit distribution of our intellectual property, we generally enter into confidentiality and proprietary invention agreements with our employees, and confidentiality or license agreements with consultants, contractors, third-party developers, and customers. We also rely on trademark, copyright and trade secret protection. However, these measures afford only limited protection and may be inadequate. Enforcing our rights to our technology could be costly, time-consuming and distracting. Additionally, others may develop non-infringing technologies that are similar or superior to ours. Any significant failure or inability to adequately protect our proprietary assets will harm our business and reduce our ability to compete.

If we fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial results, which could cause our stock price to fall or result in our stock being delisted.

Effective internal controls are necessary for us to provide reliable and accurate financial reports. We will need to devote significant resources and time to comply with the requirements of Sarbanes-Oxley with respect to internal control over financial reporting. In addition, Section 404 under Sarbanes-Oxley requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our ability to comply with the annual internal control report requirement for our fiscal year ending on December 31, 2012 will depend on the effectiveness of our financial reporting and data systems and controls across our company and our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. Any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results or cause us to fail to meet our financial reporting obligations, which could adversely affect our business and jeopardize our listing on the NASDAQ Global Select Market, either of which would harm our stock price.

We might require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new services and products or enhance our existing Web services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. For example, as a result of the acquisition of the Network Solutions, we have entered into debt arrangements for a total of $800 million. Financial market disruption and general economic conditions in which the credit markets are severely constrained and the depressed equity markets may make it difficult for us to obtain additional financing on terms favorable to us, if at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired.

Risks related to our common stock and this offering

Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

Since January 1, 2010, the price of our common stock, as reported by NASDAQ, has ranged from a low of $3.25 on July 21, 2010 to a high of $16.43 on May 2, 2012. In addition, the stock market in general has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

•	variations in our operating performance and the performance of our competitors;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	publication of research reports by securities analysts about us or our competitors or our industry;
•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we our competitors may give to the market;
•	additions and departures of key personnel;
•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
•	the passage of legislation or other regulatory developments affecting us or our industry;
•	speculation in the press or investment community;
•	changes in accounting principles;
•	terrorist acts, acts of war or periods of widespread civil unrest;
•	natural disasters and other calamities; and
•	changes in general market and economic conditions.

As we operate in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products, or to a lesser extent our markets. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to the terms of our amended and restated charter and bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

Provisions in our amended and restated certificate of incorporation and bylaws or under Delaware law might discourage, delay, or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay, or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;
•	provide that directors may only be removed for cause and only with the approval of 66 2/3% of our stockholders;
•	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;
•	authorize the issuance of blank check preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;
•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and
•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay, or prevent a change of control of our company.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

After giving effect to this offering, one of our selling stockholders, GA-NWS Investor LLC, will continue to hold 6,113,691 shares and, if the underwriters’ option to purchase additional shares is exercised, 4,913,691 shares. Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. See “Selling Stockholders.”

Forward-looking statements

Some of the statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering are forward-looking statements that involve risks and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend” and similar expressions to identify forward-looking statements. These statements are within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct and because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These forward-looking statements appear throughout the prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering and are statements regarding our intent, belief, or current expectations, primarily with respect to our operations and related industry developments. You should not place undue reliance on these forward-looking statements, which apply only as of the date such statements were made. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described “Risk factors” in this prospectus supplement, in the documents incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering. The forward-looking statements made in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering speak only as of the date on which the statements are made.

Use of proceeds

We will not receive any of the proceeds from sales of our ordinary shares by the selling stockholders pursuant to this prospectus supplement and the accompanying prospectus.

Price range of our common stock

Since October 27, 2008, our common stock has been listed on the NASDAQ Global Market under the symbol “WWWW”. Prior to such time, since November 1, 2005, our common stock has been listed on the NASDAQ Global Market under the symbol “WSPI”. Prior to November 1, 2005, there was no public market for our common stock. On January 3, 2011, our common stock began trading on the NASDAQ Global Select Market under our “WWWW” symbol. The following table sets forth the high and low stock prices of our common stock for the last two fiscal years as reported on the NASDAQ Global Market and NASDAQ Global Select Market, as appropriate.

	2012		2011		2010
	High	Low	High	Low	High	Low
First Quarter	$15.55	$10.54	$14.64	$8.12	$6.87	$4.46
Second Quarter			$16.01	$9.91	$5.52	$3.47
Third Quarter			$12.85	$6.94	$5.81	$3.25
Fourth Quarter			$12.25	$6.47	$8.97	$5.41

The reported last sale price of our common stock on the NASDAQ Global Market on May 10, 2012 was $15.51 per share. As of April 30, 2012, there were approximately 643 stockholders of record of our common stock.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be within the limitations stated in our existing credit agreements and at the discretion of our board of directors. None of our outstanding capital stock is entitled to any dividends.

Management’s discussion and analysis of
financial condition and results of operation

Safe harbor

In the following discussion and analysis of results of operations and financial condition, certain financial measures may be considered “non-GAAP financial measures” under Securities and Exchange Commission rules. These rules require supplemental explanation and reconciliation, which is provided in the documents incorporated by reference, including our annual report on Form 10-K filed on March 13, 2012 with the SEC and our quarterly report on Form 10-Q filed on May 7, 2012 with the SEC.

We believe presenting non-GAAP net income attributable to common stockholders, non-GAAP net income per share attributable to common stockholders and non-GAAP operating income is useful to investors, because it describes the operating performance of the company and helps investors gauge the company’s ability to generate cash flow, excluding some recurring charges that are included in the most directly comparable measures calculated and presented in accordance with GAAP. We use these non-GAAP measures as important indicators of our past performance and in planning and forecasting performance in future periods. The non-GAAP financial information we present may not be comparable to similarly-titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Overview

We are a leading provider of internet services for small- to medium-sized businesses (“SMBs”) and a global domain name registrar. We seek to meet the internet needs of SMBs anywhere along their lifecycle with affordable subscription solutions including domain name registration, website design and related services, search engine optimization, search engine marketing, social media and mobile products, local sales leads, eCommerce solutions and call center services. We offer SMBs a single point of entry to an array of effective, affordable online products and services that will help drive their business. The breadth and flexibility of our offerings allow us to address the web services needs of a wide variety of customers, ranging from those just establishing their websites to those that want to enhance their existing online presence with more sophisticated marketing and lead generation services. We offer our customers a full range of web services and products on an affordable subscription basis. With nearly 3 million subscribers as of March 31, 2012, we are one of the industry’s largest providers of domain names, affordable web services and products that enable SMBs to have an effective online presence.

We have positioned ourselves as a partner to SMBs across all phases of their business’s adaptation to internet technology, from their initial entry onto the web to their use of cutting-edge innovations as they mature. As a domain registrar, we allow the business to establish an online presence by buying a domain name. This basic service is the entry point to higher priced offerings. Having secured a domain, a business next needs a website and email service. Our offerings for these fundamental services span the range of customer budgets and expertise, from inexpensive Do It Yourself website and email hosting for the technically-savvy, to Do It For Me custom website design services, online marketing and eCommerce solutions. Customers can engage our experienced consultants for services that range from web design to online advertising campaign management. When online innovations emerge, we can help SMBs leverage the new capabilities.

On October 27, 2011, we completed the acquisition of Network Solutions, a provider of domain names, web hosting and online marketing services. With approximately 2 million subscribers acquired, Network Solutions represents a substantial cross- and up-sell opportunity for us. We determined that the operations of Network Solutions are considered Web products and services and therefore, no change to our operating segment resulted. The purchase price paid to the Sellers was $570 million consisting of $405.1 million in cash and the issuance of 18 million shares of Web.com common stock valued at $9.16 per share. In connection with the Acquisition, the Company assumed the obligation to pay approximately $211.7 million of outstanding debt of Network Solutions and paid off such liabilities at closing with borrowings from the Company’s new credit facilities, and assumed certain other liabilities. See footnote 7, Business Combinations, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC. References herein to the “Combined Company” are to Web.com and Network Solutions collectively.

In addition, on July 30, 2010, we completed the acquisition of Register.com LP for total consideration of $135.1 million. Register.com LP offers domain registration and a wide array of website design and web hosting services from Do It Yourself tools to fully customized offerings, targeted primarily to SMBs. We believe that this acquisition provides highly complementary products, sales channels and operating capabilities and with approximately 787,000 subscribers acquired, Register.com LP represents a substantial cross- and up-sell opportunity for us. We determined that the operations of Register.com LP are considered Web products and services and therefore, no change to our operating segment resulted. See Note 7, Business Combinations, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for additional information on the acquisition.

Through the combination of proprietary website publishing and management software, automated workflow processes, and specialized workforce development and management techniques, we achieve production efficiencies that enable us to offer sophisticated web services at affordable rates. Our technology automates many aspects of creating, maintaining, enhancing, and marketing websites on behalf of our customers.

We sell our products and services via our direct sales force, which operates in the U.S. and Canada. In addition to these sales centers, we acquire many customers through online and affiliate marketing activities. Recently, we rolled out a “Feet on the Street” direct sales initiative, as well as a Direct Response Television (“DRTV”) campaign. We also sell web services and products to customers identified by companies with which it has strategic marketing relationships. Typically, our strategic marketing partners have established brand names and attract a large number of SMB customers. We also acquire a large number of customers directly through online and affiliate marketing activities that target SMBs that want to establish or enhance their online presence.

To increase our revenue and take advantage of our market opportunity, we plan to expand our subscriber base as well as furthering our cross-sell/up-sell strategy with our domain name customers from Network Solutions and Register.com LP. We intend to continue to hire additional personnel, particularly in outbound and inbound sales and marketing; develop additional services and products; add to our infrastructure to support our growth; and expand our operational and financial systems to manage our growing business. As we have in the past, we will continue to evaluate acquisition opportunities to increase the value and breadth of our Web services and product offerings and expand our subscriber base.

Key business metrics

Management periodically reviews certain key business metrics to evaluate the effectiveness of our operational strategies, allocate resources and maximize the financial performance of our business. These key business metrics include:

Net subscriber additions

We maintain and grow our subscriber base through a combination of adding new subscribers and retaining existing subscribers. We define net subscriber additions in a particular period as the gross number of new subscribers added during the period, less subscriber cancellations during the period. For this purpose, we only count as new subscribers those customers whose subscriptions have extended beyond the free trial period. Additionally, we do not treat a subscription as cancelled, even if the customer is not current in their payments, until either we have made numerous attempts to contact the subscriber or 60 days have passed since the most recent failed billing attempt, whichever is sooner. In any event, a subscriber’s account is cancelled if payment is not received within approximately 80 days.

We review this metric to evaluate whether we are performing to our business plan. An increase in net subscriber additions could signal an increase in subscription revenue, higher customer retention, and an increase in the effectiveness of our sales efforts. Similarly, a decrease in net subscriber additions could signal decreased subscription revenue, lower customer retention, and a decrease in the effectiveness of our sales efforts. Net subscriber additions above or below our business plan could have a long-term impact on our operating results due to the subscription nature of our business.

Monthly turnover (churn)

Monthly turnover, or churn, is a metric we measure each quarter, and which we define as customer cancellations in the quarter divided by the sum of the number of subscribers at the beginning of the quarter and the gross number of new subscribers added during the quarter, divided by three months. Customer cancellations in the quarter include cancellations from gross subscriber additions, which is why we include gross subscriber additions in the denominator. In measuring monthly turnover, we use the same conventions with respect to free trials and subscribers who are not current in their payments as described above for net subscriber additions. Monthly turnover is the key metric that allows management to evaluate whether we are retaining our existing subscribers in accordance with our business plan. An increase in monthly turnover may signal deterioration in the quality of our service, or it may signal a behavioral change in our subscriber base. Lower monthly turnover signals higher customer retention.

Average revenue per subscriber

Average revenue per subscriber, or ARPU, is a metric we measure on a quarterly basis. We define ARPU as quarterly subscription revenue divided by the average of the number of subscribers at the beginning of the quarter and the number of subscribers at the end of the quarter, divided by three months. We exclude from subscription revenue the impact of the fair value adjustments to deferred revenue resulting from acquisition related write downs. The fair market value adjustment was $35.2 million and $13.1 million for the year ended December 31, 2011 and 2010, respectively, and $27.8 million and $5.6 million for the quarters ended March 31, 2012 and 2011, respectively. ARPU is the key metric that allows management to evaluate the impact on monthly revenue from product pricing, product sales mix trends, and up-sell/cross-sell effectiveness.

Sources of revenue

We derive our revenue from a variety of services to SMBs, including web design and services, domain name registration and services, online marketing, search engine optimization, eCommerce solutions, logo design and home contractor lead services. Leads are generated through online advertising campaigns targeting customers in need of web design, hosting or online marketing solutions, through strategic partnerships with enterprise partners, or through our corporate websites. In addition, we up-sell to the acquired customer bases of Register.com and Network Solutions.

Subscription revenue

We currently derive a substantial majority of our revenue from fees associated with our subscription services, which are generally sold through our web services, online marketing, eCommerce, and domain name registration offerings. A portion of our services are offered free of charge for a 30-day trial period during which the customer can cancel at any time. After the 30-day trial period has ended, the revenue is recognized on a daily basis over the life of the contract. We bill a majority of our customers in advance through their credit cards, bank accounts, or business merchant accounts, and revenue is recognized on a daily basis over the life of the contract which can range from monthly up to 100 years.

For the year ended December 31, 2011, subscription revenue accounted for approximately 98% of our total revenue as compared to 98% and 96% for the years ended December 31, 2010 and 2009, respectively. For the quarter ended March 31, 2012, subscription revenue accounted for approximately 97% of our total revenue as compared to 98% for the quarter ended March 31, 2011. The number of paying subscribers of our Web services and lead generation products drives subscription revenue as well as the subscription price that we charge for these services. The number of paying subscribers is affected both by the number of new customers we acquire in a given period and by the number of existing customers we retain during that period. We expect other sources of revenue to decline as a percentage of total revenue over time.

Professional services revenue

We generate professional services revenue from custom website design, eCommerce store design and support services, and Do It Yourself logo design. Our custom website design and eCommerce store design work is typically billed on a fixed price basis and over very short periods. Our Do It Yourself logo design is typically billed upon the point-of-sale of the final product, which is created by the customer.

Other revenue

We occasionally generate revenue from the sale of perpetual licenses for use of our patents. Other revenue consists of all fees earned from granting customers licenses to use our patents.

Cost of revenue

Cost of subscription revenue

Cost of subscription revenue consists of expenses related to compensation expenses related to our Web page development staff, domain name registration fees, directory listing fees, customer support costs, search engine registration fees, billing costs, hosting expenses, marketing fees, and allocated overhead costs. We allocate overhead costs such as rent and utilities to all departments based on headcount. Accordingly, general overhead expenses are reflected in each cost of revenue and operating expense category. As our customer base and Web services usage grows, we intend to continue to invest additional resources in our website development and support staff.

Cost of professional services and other revenue

Cost of professional services revenue primarily consists of compensation expenses related to our Web page development staff, eCommerce store design, logo design, and allocated overhead costs. While in the near term, we expect to maintain or reduce costs in this area, in the long term, we may add additional resources in this area to support the growth in our professional services and custom design functions.

Operating expenses

Sales and marketing expense

Our largest direct marketing expenses are the costs associated with the online marketing channels we use to acquire and promote our services. These channels include search marketing, affiliate marketing, direct television advertising and online partnerships. Sales costs consist primarily of compensation and related expenses for our sales and marketing staff. Sales and marketing expenses also include marketing programs, including advertising, events, corporate communications, other brand building and product marketing expenses and allocated overhead costs.

We plan to continue to invest in sales and marketing by increasing the number of direct sales personnel in order to add new subscription customers as well as increase sales of additional and new services and products to our existing customer base. In addition, we plan to expand our resources to direct response television advertising to further increase revenue growth. Our investments in this area will also help us to expand our strategic marketing relationships, to build brand awareness, and to sponsor additional marketing events. Accordingly, we expect that, in the future, sales and marketing expenses will increase in absolute dollars.

Research and development expense

Research and development expenses consist primarily of compensation and related expenses for our research and development staff and allocated overhead costs. We have historically focused our research and development efforts on increasing the functionality of the technologies that enable our Web services and lead generation products. Our technology architecture enables us to provide all of our customers with a service based on a single version of the applications that serve each of our product offerings. As a result, we do not have to maintain multiple versions of our software, which enables us to have lower research and development expenses as a percentage of total revenue. We expect that, in the future, research and development expenses will increase as we continue to upgrade and extend our service offerings and develop new technologies.

General and administrative expense

General and administrative expenses consist of compensation and related expenses for executive, finance, administration, and management information systems personnel, as well as professional fees, corporate development costs, other corporate expenses, and allocated overhead costs. We expect that general and administrative expenses will increase in absolute dollars as we continue to add personnel to support the growth of our business.

Depreciation and amortization expense

Depreciation and amortization expenses relate primarily to our intangible assets recorded due to the acquisitions we have completed, as well as, computer equipment, furniture and fixtures, and building and improvement expenditures.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies and estimates are described in more detail in Note 1, The Company and Summary of Significant Accounting Policies, to our consolidated financial statements included in our annual report on Form 10-K filed on March 13, 2012 with the SEC, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition

We recognize revenue in accordance with Accounting Standards Codification, or (“ASC”), 605, Revenue Recognition. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is reasonably assured.

Thus, we recognize subscription revenue on a daily basis, as services are provided. Customers are billed for the subscription on a 28-day, monthly, quarterly, semi-annual, annual or on a multi-year basis, at the customer’s option. For all of our customers, regardless of the method we use to bill them, subscription revenue is recorded as deferred revenue in the accompanying consolidated balance sheets. As services are performed, we recognize subscription revenue on a daily basis over the applicable service period. When we provide a free trial period, we do not begin to recognize subscription revenue until the trial period has ended and the customer has been billed for the services.

We account for our multi-element arrangements, such as in the instances where we design a custom website and separately offer other services such as hosting and marketing, in accordance with ASC 605-25, Revenue Recognition: Multiple-Element Arrangement. We identify each element in an arrangement and assign the relative selling price to each element. The additional services provided with a custom website are recognized separately over the period for which services are performed.

Allowance for doubtful accounts

In accordance with our revenue recognition policy, our accounts receivable are based on customers whose payment is reasonably assured. We monitor collections from our customers and maintain an allowance for estimated credit losses based on historical experience and specific customer collection issues. While credit losses have historically been within our expectations and the provisions established in our financial statements, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Because we have a large number of customers, we do not believe a change in liquidity of any one customer or our inability to collect from any one customer would have a material adverse impact on our consolidated financial position.

We also monitor failed direct debit billing transactions and customer refunds and maintain an allowance for estimated losses based upon historical experience. These provisions to our allowance are recorded as an adjustment to revenue. While losses from these items have historically been minimal, we cannot guarantee that we will continue to experience the same loss rates that we have in the past.

Accounting for stock-based compensation

We grant to our employees and directors options to purchase common stock at exercise prices equal to the quoted market values of the underlying stock at the time of each grant. We determine the fair value of each option award as of the grant date using the Black Scholes option pricing valuation model in accordance with ASC 718, Compensation — Stock Compensation.

The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model will be affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, forfeitures and expected dividends.

Goodwill and intangible assets

In accordance with ASC 350, Intangibles — Goodwill and Other, we periodically evaluate goodwill and indefinite lived intangible assets for potential impairment. We test for the impairment of goodwill and indefinite lived intangible assets annually, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill or indefinite lived intangible assets below its carrying amount. Other intangible assets include, among other items, customer relationships, developed technology and non-compete agreements, and they are amortized using the straight-line method over the periods benefited, which is up to twelve years. Other intangible assets represent long-lived assets and are assessed for potential impairment whenever significant events or changes occur that might impact recovery of recorded costs. During the year ended December 31, 2011, we completed our annual impairment test of goodwill and other indefinite lived intangible assets. The results of this test determined that goodwill and other indefinite lived intangible assets were not impaired at December 31, 2011. See Note 9, Goodwill and Intangible Assets in the consolidated financial statements, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for additional information on goodwill and intangible assets.

Accounting for business combinations

All of our acquisitions were accounted for as purchase transactions, and the purchase price is allocated based on the fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net assets acquired or net liabilities assumed are allocated to goodwill. Management weighs several factors in determining the fair value of amortizable intangibles, which primarily consists of developed technology, customer relationships, non-compete agreements and trade names, including using third-party valuation experts, valuation studies and other tools in determining the fair value of amortizable intangibles. While we use our best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date and we reevaluate these items quarterly with any adjustments to our preliminary estimates being recorded to goodwill provided that we are within the measurement period and we continue to collect information in order to determine their estimated values. Subsequent to the measurement period or our final determination of the uncertain tax positions estimated value or tax related valuation allowances, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in our consolidated statement of operations and could have a material impact on our results of operations and financial position.

Provision for income taxes

We account for income taxes under the provisions of ASC 740, Income Taxes, using the liability method. ASC 740 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Further, deferred tax assets are recognized for the expected realization of available net operating loss and tax credit carry forwards. A valuation allowance is recorded to reduce a deferred tax asset to an amount that we expect to realize in the future. We review the adequacy of the valuation allowance on an ongoing basis and recognize these benefits if a reassessment indicates that it is more likely than not that these benefits will be realized.

In addition, we believe that we have fully reserved for any tax uncertainties in accordance with ASC 740, Income Taxes, which clarifies the accounting for uncertainty in income tax positions recognized in financial statements. However, if actual results differ from our estimates, we will adjust the tax provision in the period the tax uncertainty is realized.

New accounting pronouncements

See Note 2, New Accounting Standards, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for information on recently issued accounting guidance.

Results of operations

The following table presents our selected consolidated statement of operations data for the periods indicated (in thousands):

	Year ended December 31,
	2011	2010	2009
Revenue:
Subscription	$195,645	$117,691	$102,166
Professional services	3,560	2,598	3,323
Other	—	—	1,000
Total revenue	199,205	120,289	106,489
Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription	83,406	51,371	38,311
Professional services	1,415	1,861	2,081
Total cost of revenue	84,821	53,232	40,392
Gross profit	114,384	67,057	66,097
Operating expenses:
Sales and marketing	51,743	28,678	23,338
Research and development	19,252	10,910	8,477
General and administrative	45,164	24,110	19,140
Restructuring charges	9,536	2,171	1,940
Depreciation and amortization	29,456	15,724	13,295
Total operating expenses	155,151	81,593	66,190
Net loss from operations	(40,767)	(14,536)	(93)
Interest (expense) income, net	(21,826)	(2,832)	233
(Loss) income before income taxes from continuing operations	(62,593)	(17,368)	140
Income tax benefit	50,084	10,720	1,429
Net (loss) income from continuing operations	(12,509)	(6,648)	1,569
Discontinued operations, net of tax
Income from discontinued operations, net of tax	—	—	232
Gain on sale of discontinued operations, net of tax	200	116	808
Income from discontinued operations, net of tax	200	116	1,040
Net (loss) income	$(12,309)	$(6,532)	$2,609

Comparison of years ended December 31, 2011 and 2010

The year ended December 31, 2010 included approximately five months of activity from the Register.com LP acquisition as compared to full year activity during the year ended December 31, 2011. In addition, there are approximately two months of the Network Solutions’ operations that were included in the results for the year ended December 31, 2011. The operations of Register.com LP and Network Solutions began integrating with the existing legacy Web.com operations immediately following the closing of the acquisitions on July 29, 2010 and October 27, 2011, respectively. As such, revenue, ARPU or gross margin is not specifically segregated subsequent to the acquisitions, nor would it be indicative of each of the standalone entities.

The following table sets forth our key business metrics for the year ended December 31, 2011 and 2010:

	2011(1)	2010(2)
Net subscriber reductions	(51,097)	(21,067)
Churn	1.5%	2.2%
Average revenue per subscriber	$13.36	$20.30

(1) The metrics for the year ended December 31, 2011 include the operating results of Network Solutions from October 28, 2011 through December 31, 2011.

(2) The metrics for the year ended December 31, 2010 include the operating results of Register.com LP from July 30, 2010 through December 31, 2010.

Net subscriber reductions increased by 30,030 customers during the year ended December 31, 2011 when compared to same prior year period, however, due to Register.com LP’s and Network Solutions’ lower churning and substantially larger customer base, churn actually decreased to 1.5%.

The average revenue per subscriber was $13.36 during the year ended December 31, 2011 as compared to $20.30 during the same prior year period. The decrease is primarily due to the addition of approximately two million customers from Network Solutions with a lower monthly ARPU. Excluding the impact from the Network Solutions acquisition, ARPU decreased to $16.48 for the year ended December 31, 2011 from $20.20 for the year ended December 31, 2010. This decrease is due to the full year impact of the lower ARPU subscribers acquired from Register.com LP in July 2010, offset slightly from the increase in ARPU from legacy products.

The average revenue per subscriber and pro forma average revenue per subscriber during the year ended December 31, 2011 and 2010 is adjusted to exclude the unfavorable impact of $35.2 million and $13.1 million, respectively, from amortizing into revenue, deferred revenue that was recorded at fair value at the acquisition date. The fair value of the acquired deferred revenue was approximately 50 percent less than the pre-acquisition historical basis of Network Solutions and Register.com LP. The unfavorable impact to our revenue declines on a monthly basis as the acquired deferred revenue becomes fully recognized.

Revenue

	For the year ended December 31,
	2011	2010
	(in thousands)
Revenue:
Subscription	$195,645	$117,691
Professional services	3,560	2,598
Total revenue	$199,205	$120,289

Total revenue increased 66% to $199.2 million in the year ended December 31, 2011 from $120.3 million in the year ended December 31, 2010. We acquired Network Solutions on October 27, 2011 which increased revenue by approximately $28.0 million during the period October 28, 2011 to December 31, 2011. There was also approximately an increase of $48.4 million in revenue over prior year resulting from the full year impact of the Register.com LP acquisition. Furthermore, we increased revenue by up-selling our Do It For Me products to the acquired Register.com LP and Network Solutions customer base, direct advertising television campaigns, and increased marketing efforts focused on our online marketing products.

Subscription revenue.  Subscription revenue increased 66% during the year ended December 31, 2011 to $195.6 million from $117.7 million during the year ended December 31, 2010. The increase is due to the overall revenue drivers discussed above.

Professional services revenue.  Professional services revenue increased 37% to $3.6 million in the year ended December 31, 2011 from $2.6 million in the year ended December 31, 2010. We acquired Network Solutions on October 27, 2011 which increased professional services revenue by approximately $0.6 million during the period October 28, 2011 to December 31, 2011. In addition, we had an increase in web support services of approximately $0.9 million, offset by a reduction of logo sales of $0.3 million.

Cost of revenue

	For the year ended December 31,
	2011	2010
	(in thousands)
Cost of revenue:
Subscription	$83,406	$51,371
Professional services	1,415	1,861
Total cost of revenue	$84,821	$53,232

Cost of subscription revenue.  Cost of subscription revenue increased 62% during the year ended December 31, 2011 compared to the same prior year period. A majority of the increase was due to the costs associated with the additional revenue due to the Network Solutions’ acquisition in 2011 and a full year of the costs associated with the additional revenue due to the Register.com LP acquisition in 2010 of approximately $29.3 million. There were additional online marketing costs related to the increase in revenue of online marketing services, such as Pay-Per-Click and Comparison Shopping products.

Our gross margin on subscription revenue increased to 57% during the year ended December 31, 2011 from 56% during the year ended December 31, 2010. The gross margin was negatively impacted by amortizing into revenue, deferred revenue that was written down to fair value at the acquisition date which was approximately 50% lower than the historical basis of Register.com LP and Network Solutions. Excluding the $35.2 million and $13.1 million effect of the adjustment related to the fair value of acquired deferred revenue for the year ended December 31, 2011 and 2010, respectively, the gross margin was 64% and 61%, respectively. The increase in this gross margin is related to the higher gross margin products, such as domain name registration and related services.

Cost of professional services revenue.  Cost of professional services revenue decreased 24% to $1.4 million in the year ended December 31, 2011 from $1.9 million in the year ended December 31, 2010.

Operating expenses

	For the year ended December 31,
	2011	2010
	(in thousands)
Operating expenses:
Sales and marketing	$51,743	$28,678
Research and development	19,252	10,910
General and administrative	45,164	24,110
Restructuring charges	9,536	2,171
Depreciation and amortization	29,456	15,724
Total operating expenses	$155,151	$81,593

Sales and marketing expenses.  Sales and marketing expenses increased 80% to $51.7 million and were 26% of total revenue during the year ended December 31, 2011, up from $28.7 million or 24% of revenue during the year ended December 31, 2010. Sales and marketing expense increased approximately $17.9 million primarily due to the acquisition of Network Solutions in October 2011 and full year of sales and marketing expenses of Register.com LP from the acquisition in July 2010. The remaining increase in expense was primarily the result of a direct advertising television campaign that was launched in the first quarter of 2011 and continued throughout the year, as well as an overall increase in marketing related compensation expense and online marketing spending due to increased focus and efforts in this area.

Research and development expenses.  Research and development expenses increased 76% to $19.3 million, or 10% of total revenue, during the year ended December 31, 2011 up from $10.9 million or 9% of total revenue during the year ended December 31, 2010. Research and development expense increased approximately $7.8 million due to the acquisition of Network Solutions in October 2011 and recognizing a full year of research and development expenses of Register.com LP from the acquisition in July 2010.

General and administrative expenses.  General and administrative expenses increased 87% to $45.2 million, or 23% of total revenue, during the year ended December 31, 2011, up from $24.1 million, or 20% of total revenue during the year ended December 31, 2010. General and administrative expense increased approximately $3.6 million due to the acquisition of Network Solutions in October 2011 and recognizing a full year of general and administrative expenses of Register.com LP from the acquisition in July 2010. Due to the acquisition of Network Solutions, we incurred corporate development expenses including $3.3 million of legal, professional and administrative fees related to the October 2011 acquisition of Network Solutions and $7.6 million for investment banking and due diligence services. In addition, due to the successful integration of Register.com LP, a one-time bonus of $1.5 million was awarded. Furthermore, employee-related compensation and benefits expense increased approximately $5.2 million in the current year when compared to the prior year.

Restructuring charges.  Restructuring charges increased $7.4 million during the year ended December 31, 2011 to $9.5 million, up from $2.2 million during the year ended December 31, 2010. The 2011 restructuring charges are primarily for employee-related termination costs and relocation expenses, in addition to the lease restructure of the Herndon, Virginia office stemming from the Network Solutions acquisition. See Note 8, Restructuring Costs, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for additional information surrounding our restructuring charges and reserves.

Depreciation and amortization expense.  Depreciation and amortization expense increased 87% to $29.5 million during the year ended December 31, 2011 up from $15.7 million during the comparable prior year period. Amortization of intangible assets from the Network Solutions and Register.com LP acquisitions contributed $13.1 million of additional expense in 2011 and depreciation expense related to acquired property and equipment added another $1.5 million.

Net interest (expense) income.  Net interest expense of $21.8 million during the year ended December 31, 2011 is primarily from the term loans and credit facility issued to finance the acquisition of Network Solutions and Register.com LP. In October 2011, we paid off the loans used to finance the acquisition of Register.com LP and immediately recognized the previously recorded deferred financing fees of approximately $3.8 million into interest expense. In addition, amortization of deferred financing fees during the year contributed $2.8 million to interest expense.

Income tax benefit (expense).  We recorded a net tax benefit from continuing operations of $50.1 million during the year ended December 31, 2011, of which $28.4 million was associated with the net change in our valuation allowance during the year. As a result of the Network Solutions acquisition, we determined that a portion of our pre-existing deferred tax assets will more likely than not be realized by the combined entity through the reversal of the deferred tax liabilities acquired from Network Solutions. ASC 805-740 requires that changes in an acquirer’s valuation allowance stemming from a business combination should be recognized as an element of income tax benefit (expense). Other items that benefited our tax rate for the 2011 include a net $4.2 million favorable adjustment associated with certain prior year deferred tax adjustments and a federal and state benefit of approximately $24 million related to our current year loss. Offsetting this benefit was $2.3 million of non-deductible transaction costs associated with the Network Solutions acquisition, $1.3 million related to a change in our deferred tax rate and $1.3 million related to unremitted foreign earnings associated with Register.com LP that are not considered to be indefinitely reinvested.

Discontinued operations.  On May 26, 2009, we sold our NetObjects Fusion software business for approximately $4.0 million. During the years ended December 31, 2011 and 2010, we recorded a gain of $0.2 million and $0.1 million, respectively, from net proceeds received based on the terms in the NetObjects Fusion sales agreement. Income tax expense allocated to discontinued operations was $0.1 million and $0 for 2011 and 2010, respectively. Income tax expense for 2010 was $0 due to our valuation allowance in this period.

Outlook

We believe we have the potential to accelerate revenue growth as we increase our investments in sales and marketing and execute our cross-sell/up-sell strategy with our recently acquired domain name customers. As we continue to integrate our operations, realize the significant post-merger cost savings and benefit from increased scale, we believe that we have the opportunity to generate substantial shareholder value. We expect strong operating cash flows that will be used to pay down debt and fund incremental marketing investments. We expect to increase ARPU through our cross-sell/up-sell activities. Further, as we complete various marketing tests and begin to fund marketing investments, we expect to drive sequential net subscriber growth in the first half of 2012. As the impact of the fair market value adjustment to deferred revenue acquired in the Register.com LP and Network Solutions transactions decrease over the course of 2012, we expect gross margins to improve.

Comparison of years ended December 31, 2010 and 2009

The following table sets forth our key business metrics for the year ended December 31, 2010 and 2009:

	2010*	2009
Net subscriber (reductions) additions	(21,067)	9,368
Churn	2.2%	3.6%
Average revenue per subscriber	$20.30	$31.67

* The metrics for the year ended December 31, 2010 include the operating results of Register.com, LP from July 30, 2010 through December 31, 2010.

Revenue

	For the year ended December 31,
	2010	2009
	(in thousands)
Revenue:
Subscription	$117,691	$102,166
Professional services	2,598	3,323
Other	—	1,000
Total revenue	$120,289	$106,489

Total revenue increased 13% to $120.3 million in the year ended December 31, 2010 from $106.5 million in the year ended December 31, 2009 primarily due to a $22.3 million increase from the Register.com LP acquisition that was completed in July 2010. Excluding Register.com LP, revenue declined $8.5 million primarily due to lower average revenue per subscriber during the current year ended.

Subscription revenue.  Subscription revenue increased 15% during the year ended December 31, 2010 to $117.7 million. Excluding the $22.3 million increase to revenue from the Register.com LP acquisition, there was a 7% decline in subscription revenue primarily due to lower average revenue per subscriber. The average revenue per subscriber (excluding Register.com LP) was $28.66 during the year ended December 31, 2010, compared to $31.67 for the year ended December 31, 2009. The decrease in average revenue per subscriber was mainly due to the addition of lower revenue subscribers from our Do It Yourself website building and hosting products. In addition, there was a decline in revenues from our higher revenue customers from the contractor-focused lead generation business due to the difficult economic environment. During the fourth quarter ended December 31, 2010, the Register.com LP pro forma average revenue per subscriber was $9.34. This is adjusted for the unfavorable $7.3 million impact of amortizing into revenue, deferred revenue that was recorded at fair value at the acquisition date. The fair value of the acquired deferred revenue was approximately 50 percent less than the pre-acquisition historical basis of Register.com LP. The unfavorable impact to the Company’s revenue will decline on a monthly basis as the acquired deferred revenue becomes fully recognized.

Net subscribers (including Register.com LP subscribers from July 30, 2010 through December 31, 2010) decreased 21,067 during the year ended December 31, 2010, compared to an increase of 9,368 in the year ended December 31, 2009. However, due to a continued downward trend in average monthly churn as well as the acquisition of Register.com LP’s lower churning significant customer base, the average monthly turnover decreased to 2.2% in the year ended December 31, 2010 from 3.6% in the year ended December 31, 2009. The current economic conditions resulted in a decrease in gross subscriber additions from 139,521 during the year ended December 31, 2009 to 117,264 during the year ended December 31, 2010.

Professional services revenue.  Professional services revenue decreased 22% to $2.6 million in the year ended December 31, 2010 from $3.3 million in the year ended December 31, 2009. The Register.com LP acquisition did not impact professional services during the year ended December 31, 2010. Professional services revenue decreased primarily due to lower search engine optimization and custom design services.

Other revenue.  Other revenue during the year ended December 31, 2009 included $1.0 million from the sale of a perpetual license for the use of our patents.

Cost of Revenue

	For the year ended December 31,
	2010	2009
	(in thousands)
Cost of revenue:
Subscription	$51,371	$38,311
Professional services	1,861	2,081
Total cost of revenue	$53,232	$40,392

Cost of subscription revenue.  Cost of subscription revenue increased 34% during the year ended December 31, 2010 compared to the same prior year period. The acquisition of Register.com LP contributed $12.8 million of the overall $13.1 million increase. Our gross margin on subscription revenue declined to 56% during the year ended December 31, 2010 from 63% during the year ended December 31, 2009. Excluding Register.com LP, gross margin was 60% during the year ended December 31, 2010. Lower average revenue per subscriber discussed above as well as increased online search optimization marketing expense contributed to the decreased gross margin as we have chosen to maintain a certain level of capacity and not reduce costs in anticipation of future revenue growth. Gross margin from the Register.com LP operations was 42% during the period of July 30, 2010 through December 31, 2010. The lower gross margin was primarily due to the fact that we are amortizing deferred revenue based on the fair value calculated at the acquisition date which was approximately 50% lower than the historical basis of Register.com LP.

Cost of professional services revenue.  Cost of professional services revenue decreased 11% to $1.9 million in the year ended December 31, 2010 from $2.1 million in the year ended December 31, 2009. Gross margin on professional services revenue decreased to 28% for the year ended December 31, 2010 as compared to 37% for the year ended December 31, 2009. The decline was primarily due to certain employee related costs remaining fixed while revenue declined year over year.

Operating expenses

	For the year ended December 31,
	2010	2009
	(in thousands)
Operating expenses:
Sales and marketing	$28,678	$23,338
Research and development	10,910	8,477
General and administrative	24,110	19,140
Restructuring charges	2,171	1,940
Depreciation and amortization	15,724	13,295
Total operating expenses	$81,593	$66,190

Sales and marketing expenses.  Sales and marketing expenses increased 23% to $28.7 million and were 24% of total revenue during the year ended December 31, 2010, up from $23.3 million or 22% of revenue during the year ended December 31, 2009. The acquisition of Register.com LP contributed $7.4 million of additional sales and marketing expenses during the year ended December 31, 2010. Excluding Register.com LP, sales and marketing expense decreased $2.1 million due to lower compensation and benefits expense of $2.6 million during the year ended December 31, 2010, partly offset by a $0.8 million increase in online advertising to promote our products and services.

Research and development expenses.  Research and development expenses increased 29% to $10.9 million, or 9% of total revenue, during the year ended December 31, 2010 up from $8.5 million or 8% of total revenue during the year ended December 31, 2009. Excluding the $2.2 million increase from Register.com LP in 2010, research and development costs increased by $0.2 million from higher employee compensation and benefit costs.

General and administrative expenses.  General and administrative expenses increased 26% to $24.1 million, or 20% of total revenue, during the year ended December 31, 2010, up from $19.1 million or 18% of total revenue during the year ended December 31, 2009. The acquisition of Register.com LP increased general and administrative costs by $1.7 million during July 30, 2010 through December 31, 2010. The additional increase of $3.3 million during the year ended December 31, 2010 was due to $2.9 million acquisition-related professional fees, a $1.1 million increase in compensation related expense and the absence of favorable reserve adjustments that were recorded in 2009. This was partly offset by $1.2 million of lower legal and consulting fees during 2010 due to the absence of costs associated with the sale of a perpetual license incurred in 2009 and a decrease in bad debt expense of $0.2 million.

Restructuring charges.  Restructuring charges increased 12% during the year ended December 31, 2010 to $2.2 million from $1.9 million during the year ended December 31, 2009. The 2010 restructuring charges are primarily for employee-related termination costs and relocation expenses stemming from the Register.com LP acquisition. During the year ended December 31, 2009, the Company recorded aggregate charges of $1.9 million for restructuring costs in connection with the completion of the integration of the Web.com acquisition in September 2007, of which $1.2 million was stock compensation expense. See Note 8, Restructuring Costs, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for additional information surrounding our restructuring charges and reserves.

Depreciation and amortization expense.  Depreciation and amortization expense increased 18% to $15.7 million during the year ended December 31, 2010 up from $13.3 million during the comparable prior year period. Amortization of intangible assets from the Register.com LP acquisition contributed $2.4 million of the higher expense in 2010 and depreciation expense related to acquired property and equipment added another $0.3 million. This was slightly offset by certain intangible assets from prior acquisitions becoming fully amortized.

Net Interest (expense) income.  Net interest expense of $2.8 million during the year ended December 31, 2010 is primarily from the term loan, credit facility and seller note issued to finance the acquisition of Register.com LP. In addition, amortization of deferred financing fees contributed $0.6 million of the total interest expense. Interest income of $0.2 million from cash and cash equivalents reduced the net interest expense during the year ended December 31, 2010 and remained relatively flat when compared to the same prior year period.

Income tax benefit (expense).  We recorded a net tax benefit of $10.7 million during the year ended December 31, 2010, of which $8.0 million was associated with the release of our pre-acquisition deferred tax valuation allowances. As a result of the acquisition of Register.com LP, we determined that some of our pre-existing deferred tax assets will more likely than not be realized by the combined entity through the reversal of the deferred tax liabilities acquired from Register.com LP. ASC 805-740 requires that changes in an acquirer’s valuation allowance stemming from a business combination should be recognized as an element of income tax (expense) benefit. In addition, foreign income not taxed in the United States represented an income tax benefit of $1.1 million. State income taxes, net of the federal benefits created an additional income tax benefit of $0.8 million.

Discontinued operations.  On May 26, 2009, we sold our NetObjects Fusion software business for approximately $4.0 million. During the year ended December 31, 2010, we recorded a gain of $116 thousand from proceeds received based on the terms in the NetObjects Fusion sales agreement. The same prior year period included a gain of $0.8 million from the sale and $0.2 million of net income from operations.

Comparison of three months ended March 31, 2012 to three months ended March 31, 2011

The following table sets forth our key business metrics for the three months ended March 31:

	2012*	2011
Net subscriber additions (reductions)	1,615	(15,233)
Churn	1.0%	1.8%
Average revenue per subscriber	$13.15	$15.64

* The metrics for the three months ended March 31, 2012 include the operating results of Network Solutions.

Net subscribers increased by 1,615 customers during the three months ended March 31, 2012 as compared to a decrease of 15,233 during the three months ended March 31, 2011. In addition, due to a continued downward trend in churn as well as the acquisition of Network Solutions’ lower churning significant customer base, churn decreased by 0.8% to 1.0% in the three months ended March 31, 2012 compared to the same prior year period ended.

The average revenue per subscriber was $13.15 during the three months ended March 31, 2012 down from $15.64 for the same prior year period. The decrease in average revenue per subscriber was due to the addition of lower revenue subscribers from our acquisition of approximately two million Network Solutions’ customers. Excluding the impact of the Network Solutions acquisition, the average revenue per subscriber increased from the prior year period. Further, the average revenue per subscriber of $13.15 represents an increase of 2 percent over the pro forma average revenue per subscriber of $12.86 for the three months ended December 31, 2011 giving effect to the Network Solutions acquisition. The growth in average revenue per subscriber continues to be driven principally by our up-sell and cross-sell campaigns focused on selling higher revenue products to our existing customers as well as the introduction of new product offerings and sales channels oriented toward acquiring higher value customers.

Revenue

	Three months ended March 31,
	2012	2011
	(unaudited)
Revenue:
Subscription	$88,850	$38,779
Professional services and other	2,664	702
Total revenue	$91,514	$39,481

Total revenue for the three months ended March 31, 2012 increased $52.0 million primarily due to the acquisition of Network Solutions in October 2011. The majority of the increase was associated with domain and web-related services. The operations of Network Solutions began integrating with the existing legacy Web.com operations immediately following the closing of the acquisition on October 27, 2011. Furthermore, we increased revenue by continuing to up-sell our Do It For Me products to the acquired Register.com LP and Network Solutions customer base, in addition to favorable results from our direct advertising television campaigns and increased marketing efforts for our online marketing products.

Subscription revenue.  Subscription revenue increased $50.1 million to $88.9 million in the three months ended March 31, 2012 from $38.8 million for the same prior year period. The increase is due to the overall revenue drivers discussed above.

Professional services revenue.  Professional services revenue increased $2.0 million to $2.7 million in the three months ended March 31, 2012 from $0.7 million in the same prior year period ended. Professional services revenue increased primarily due to non-recurring website design revenue generated from a new partnership arrangement, in addition to other custom website development services.

Cost of revenue

	Three months ended March 31,
	2012	2011
	(unaudited)
Cost of revenue
Subscription	$37,162	$17,329
Professional services and other	1,446	378
Total cost of revenue	$38,608	$17,707

Cost of subscription revenue.  Cost of subscription revenue increased $19.8 million to $37.2 million, or 42% of subscription revenue, in the three months ended March 31, 2012 from $17.3 million, or 45% of subscription revenue, in the three months ended March 31, 2011 primarily due to additional costs related to the revenue from the Network Solutions acquisition.

Our gross margin on subscription revenue increased from 55% during the three months ended March 31, 2011 to 58% during the three months ended March 31, 2012. The gross margin was negatively impacted by amortizing into revenue, deferred revenue that was written down to fair value at the acquisition date which was approximately 51% lower than the historical basis of Register.com LP and Network Solutions. Excluding the $27.8 million and $5.6 million effect of the adjustment related to the fair value of acquired deferred revenue for the quarters ended March 31, 2012 and 2011, respectively, the gross margin was 68% and 61%, respectively. The increase in this gross margin is related to a favorable gross margin product mix, such as domain name registration and related services.

Cost of professional services revenue.  Cost of professional services revenue increased by $1.1 million to $1.4 million in the three months ended March 31, 2012 from $0.4 million during the same prior year period. The increase was primarily the result of the costs associated with the development of custom website design revenue.

Operating expenses

	Three months ended March 31,
	2012	2011
	(unaudited)
Operating expenses:
Sales and marketing	$26,844	$10,441
Research and development	9,707	3,549
General and administrative	14,306	6,445
Restructuring charges	912	96
Depreciation and amortization	19,679	4,821
Total operating expenses	$71,448	$25,352

Sales and marketing expenses.  Sales and marketing expenses increased $16.4 million to $26.8 million, or 29% of total revenue, during the three months ended March 31, 2012, up from $10.4 million, or 26% of total revenue, during the three months ended March 31, 2011. Our sales and marketing expenses increased primarily due to the acquisition of Network Solutions. However, the increase is also driven by our further investment in sales and marketing activities including direct response television advertising, additional sales resources and online marketing. Overall, there were increases in compensation and benefits of $8.2 million and customer acquisition and marketing expenses of $7.1 million as compared to the same prior year period.

Research and development expenses.  Research and development expenses increased $6.2 million to $9.7 million, or 11% of total revenue, during the three months ended March 31, 2012 from $3.5 million, or 9% of total revenue, during the three months ended March 31, 2011. Our research and development expenses increased primarily due to the acquisition of Networks Solutions. Overall, there were increases in compensation and benefits of $3.5 million and data and software supporting costs of $2.2 million as compared to the same prior year period.

General and administrative expenses.  General and administrative expenses increased $7.9 million to $14.3 million, or 16% of total revenue, during the three months ended March 31, 2012, up from $6.4 million, or 16% of total revenue, during the three months ended March 31, 2011. Our general and administrative expenses increased as compared to the same prior year period primarily due to the acquisition of Network Solutions. Overall, there were increases in compensation and benefits of $5.5 million, professional fees of $0.7 million, additional facilities expense of $0.9 million and corporate development expenses of $0.3 million. In addition, we incurred a loss of approximately $0.4 million resulting from the impairment of fixed assets as part of the Belleview, Illinois office restructuring.

Restructuring charges.  Restructuring charges of $0.9 million were recorded in the first quarter ended March 31, 2012 and are related to employee-related termination costs and relocation expenses, in addition to the lease restructure of the Belleview, Illinois office resulting from the Network Solutions acquisition. See Note 6, Restructuring Costs, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for additional information surrounding our restructuring charges and reserves.

Depreciation and amortization expense.  Depreciation and amortization expense increased $14.9 million to $19.7 million during the three months ended March 31, 2012, up from $4.8 million during the same prior year period. The increase in amortization expense related to the intangible assets and depreciation expense from property and equipment acquired from Network Solutions were the drivers for this increase.

Interest (expense) income, net.  Net interest expense of $17.8 million for the three months ended March 31, 2012 is primarily from the term loans and credit facility issued to finance the acquisition of Network Solutions. In addition, amortization of deferred financing fees during the three months ended March 31, 2012 contributed $3.3 million to interest expense.

Income tax expense.  We recorded an income tax benefit of $6.5 million and income tax expense of $0.6 million in the three months ended March 31, 2012 and 2011, respectively, based upon our estimated annual effective tax rate. Our estimated annual effective tax rate for the three months ended March 31, 2012 reflects an increase in our projected year end valuation allowance primarily related to a portion of our estimated pre-tax loss for 2012 and the increase in our non-reversing deferred tax liabilities.

Outlook.  We expect revenue to continue to increase during the remainder of 2012 as we continue to up-sell and cross-sell to our existing customer base of nearly 3 million subscribers. In addition, we expect our net subscriber growth resulting from our increased marketing efforts in the first quarter of 2012 to continue to trend upward throughout the year. As we continue to integrate our operations, realize the significant post-merger cost savings and benefit from increased scale, we believe that we have the opportunity to generate substantial shareholder value. We expect strong operating cash flows that will be used to pay down debt and fund incremental marketing investments. As the impact of the fair market value adjustment to deferred revenue acquired in the Register.com LP and Network Solutions transactions decreases over the course of 2012, we expect gross margins to improve.

Liquidity and capital resources

The following table summarizes total cash flows for the operating, investing and financing activities for the years ended December 31 (in thousands):

	2011	2010	2009
Net Cash Provided by Operating Activities	$14,924	$15,751	$14,296
Net Cash Used in Investing Activities	(408,982)	(133,069)	(4,068)
Net Cash Provided by (Used in) Financing Activities	391,115	94,198	(4,928)
Change in Cash and Cash Equivalents	$(2,943)	$(23,120)	$5,300

The following table summarizes total cash flows for operating, investing and financing activities for the three months ended March 31, (in thousands):

	2012	2011
Net Cash Provided by Operating Activities	$14,823	$1,525
Net Cash Used in Investing Activities	(2,679)	(1,868)
Net Cash (Used in) Provided by Financing Activities	(13,183)	1,852
(Decrease) increase in Cash and Cash Equivalents	$(1,039)	$1,509

Comparison of years ended December 31, 2011 and 2010

Cash flows

As of December 31, 2011, we had $13.4 million of cash and cash equivalents and negative $78.8 million in working capital, as compared to $16.3 million of cash and cash equivalents and a negative $22.1 million in working capital as of December 31, 2010. The unfavorable change in working capital during the year is primarily due to a $105.5 million increase in current deferred revenue primarily resulting from the October 27, 2011 acquisition of Network Solutions. In addition, accrued expenses, including compensation and benefits related costs, have increased by $19.8 million associated primarily with higher volume resulting from the Network Solutions acquisition. This was partially offset by a $43.1 million and $18.3 million increase in deferred expenses and deferred tax assets, respectively, also resulting from the Network Solutions acquisition. The majority of the negative working capital is due primarily from the non-cash balances of deferred revenue, deferred expenses and deferred tax assets, and the Company expects cash generated from operating activities to be more than sufficient to meet future working capital and debt servicing requirements.

Net cash provided by operations for the year ended December 31, 2011 decreased 5%, or $0.8 million, compared to the year ended December 31, 2010. Acquisition-related transaction costs during the year ended December 31, 2011 increased approximately $8.6 million. In addition, restructuring-related severance payments from both the Register.com LP and Network Solutions acquisitions increased by $0.9 million in 2011. Finally, accrued compensation related payments contributed to the year over year change in cash provided by operating activities. These cash outflow increases were partially offset by a $17.6 million increase in deferred revenue in 2011.

Net cash used in investing activities in the year ended December 31, 2011 was $409.0 million as compared to $133.1 million in 2010. The acquisition of Network Solutions was an investment of $405.1 million and Register.com LP was $130.1 million in 2011 and 2010, respectively. Property and equipment purchases increased $2.6 million as a result of the data center consolidation following the Register.com LP acquisition, in addition to the initial capital expenditures in connection with the planned Network Solutions integration. In addition, we acquired a customer base at a cost of $1.4 million in 2010.

Net cash provided by financing activities included $733.5 million of proceeds from October 27, 2011 credit agreements discussed below. The proceeds are net of $37.5 million of loan origination discounts and include $21.0 million of borrowings from the $50.0 million revolving credit facility. In addition to the loan origination discount, approximately $21.2 million of other related debt issuance costs were incurred in 2011. The net proceeds were used to fund the acquisition of Network Solutions and to repay the outstanding debt of the Company and the assumed debt of Network Solutions as of October 27, 2011. Subsequent to the acquisition, $30 million of outstanding Second Lien Term Loan (discussed below) debt was repaid using cash generated after the acquisition and an additional $12 million of lower interest bearing revolving credit facility proceeds. Proceeds from the exercise of stock options of $9.1 million were received during the year ended December 31, 2011 compared to $1.8 million in the prior year ended.

Financing the Network solutions acquisition

On October 27, 2011, we entered into credit facilities, pursuant to (i) a First Lien Credit Agreement, dated as of October 27, 2011, by and among the Company, J. P. Morgan Securities LLC and Deutsche Bank Securities Inc., as Co-Syndication Agents; Goldman Sachs Lending Partners LLC and SunTrust Bank, as Co-Documentation Agents; and JPMorgan Chase Bank, N.A., as Administrative Agent (the “First Lien Credit Agreement”) and (ii) a Second Lien Credit Agreement, dated as of October 27, 2011, (the “Second Lien Credit Agreement”). The First Lien Credit Agreement provides for (i) a six-year $600 million first lien loan facility (the “First Lien Term Loan”) and (ii) a five-year revolving credit facility of $50 million (the “Revolving Credit Facility”). The Second Lien Credit Agreement provides for a seven-year $150 million second lien loan facility (the “Second Lien Term Loan”). On October 27, 2011, a total of $21 million was drawn against the Revolving Credit Facility. The proceeds from all three agreements were used to finance the Acquisition and pay off all of the Company’s outstanding debt as well as Network Solutions outstanding debt, totaling $298.7 million.

Debt covenants

The credit agreements entered into on October 27, 2011 require that we maintain a First Lien Net Leverage Ratio and a Total Net Leverage Ratio. The First Lien Net Leverage Ratio is defined as the total of the outstanding First Lien Credit Agreement and Revolving Credit Facility less unrestricted cash and cash equivalents, divided by Consolidated EBITDA. Consolidated EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization, impairment charges, restructuring costs, changes in deferred revenue and deferred expenses, stock-based compensation expense, acquisition related costs and includes the benefit of annualized synergies due to the Network Solutions integration. Total Net Leverage Ratio is defined as the total debt outstanding on the First and Second Lien Credit Agreements and the Revolving Credit Facility less unrestricted cash and cash equivalents, divided by Consolidated EBITDA (as defined herein).

For purposes of determining the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, the value of Consolidated EBITDA is defined in the credit agreements for the fiscal quarters ended September 30, 2011, June 30, 2011 and March 31, 2011 as $34.6 million, $32.5 million and $36.3 million, respectively. The Consolidated EBITDA for the quarter ended December 31, 2011 of $44.4 million is calculated on a pro forma basis to include the operations of Network Solutions for the full quarter. The outstanding debt for the First Lien Net Leverage Ratio and the Total Net Leverage Ratio as of December 31, 2011 was $620.0 million and $740.0 million, respectively.

The covenant calculations as of December 31, 2011 are calculated on a trailing 12-month basis:

Covenant Description	Covenant requirement	Ratio at December 31, 2011	Favorable/ (unfavorable)
Total First Lien Debt to Consolidated EBITDA	Not greater than 5.50	4.20	1.30
Total Net Debt to Consolidated EBITDA	Not greater than 7.25	5.01	2.24

In addition to the financial covenants listed above, the First and Second Lien Agreements include customary covenants that limit the incurrence of debt, the disposition of assets, and making of certain payments. Substantially all of our tangible and intangible assets collateralize the long-term debt as required by the Credit Agreement.

Comparison of years ended December 31, 2010 and 2009

Cash flows

As of December 31, 2010, we had $16.3 million of cash and cash equivalents and a negative $22.1 million in working capital, as compared to $39.4 million of cash and cash equivalents and $32.2 million in working capital as of December 31, 2009. The decrease in working capital during the year is primarily due to an increase of $31.4 million of current deferred revenue acquired from the Register.com LP acquisition. In addition, the current portion of long term debt increased $9.5 million from the term loan that was issued in 2010.

Net cash provided by operations for the year ended December 31, 2010 increased 10%, or $1.5 million, compared to the year ended December 31, 2009. The increase was primarily due to higher operating cash flows driven by the acquisition of Register.com LP, offset by acquisition-related costs including restructuring charges and transaction costs.

Net cash used in investing activities in the year ended December 31, 2010 was $133.1 million as compared to $4.1 million in 2009. We acquired Register.com LP for $130.1 million in July 2010. The total purchase price was $135.1 million, of which a $5 million note payable with the seller remains outstanding at December 31, 2010. In an unrelated transaction, we also acquired a customer base at a cost of $1.4 million during the year ended December 31, 2010. Property and equipment purchases were $1.7 million for the year ended December 31, 2010 compared to $1.1 million for the same prior year period.

Net cash provided by financing activities included $110 million of proceeds from the term loan and revolving credit facility issued to finance the purchase of Register.com LP. Financing costs of $5.3 million were incurred in conjunction with the debt issuance. Subsequent to the acquisition, $12 million of principal payments were made during the year ended December 31, 2010, of which, $9.8 million was a prepayment not required under the terms of the debt agreement. Proceeds from the exercise of stock options of $1.8 million were received and payments of capital lease obligations of $0.3 million were made during the year ended December 31, 2010. We purchased 11,134 shares of common stock for $53 thousand for required tax withholding upon the vesting of restricted shares during 2010. These shares were not repurchased under the repurchase plan dated September 4, 2008. During the year ended December 31, 2009, we repurchased approximately 1.5 million shares of our common stock and options to purchase 225,000 shares of our common stock for approximately $5.7 million and paid $641 thousand for debt obligations we assumed as part of the Solid Cactus acquisition. In addition, we received proceeds of $1.4 million from the exercise of stock options in 2009.

On July 30, 2010, we entered into a Credit Facility Agreement with the Royal Bank of Canada and issued a $95 million five year term loan and a $15 million revolving credit facility to finance the acquisition of Register.com LP, of which a total of $98 million was outstanding at December 31, 2010. The term loan and the revolving credit facility both bear variable interest rates of 1-month LIBOR plus 4.5 percent with the rate resetting at each month end. The term loan and the revolving credit facility mature on July 30, 2015. Approximately 52 percent of the term loan and revolving credit facility has been hedged with an interest rate swap that fixes 1-month LIBOR at 0.74 percent.

In addition, on July 30, 2010, we issued a $5 million note payable to the sellers of Register.com LP. The note payable bears interest at a rate of 5 percent with interest payments made on a quarterly basis and matures on July 30, 2015.

In conjunction with the credit arrangements entered into on October 27, 2011 discussed above, the $98 million with Royal Bank of Canada and the $5 million payable to the sellers of Register.com LP were paid in full and the related interest rate swap was terminated.

Comparison of three months ended March 31, 2012 to three months ended March 31, 2011

As of March 31, 2012, we had $12.3 million of unrestricted cash and cash equivalents and $141.3 million in negative working capital, as compared to $13.4 million of cash and cash equivalents and $78.8 million in negative working capital as of December 31, 2011. The deficit in working capital is due to the significant portion of deferred revenue from subscription revenue, partially offset by a reduction in accrued compensation and benefits of $8.1 million and increases in accounts receivable of $2.1 million and prepaid expenses of $4.4 million. In addition, current debt obligations of $56.9 million and $4.2 million as of March 31, 2012 and December 31, 2011, respectively, also contributed to the negative working capital.

Net cash provided by operations for the three months ended March 31, 2012 was $14.8 million as compared to the net cash provided by operations of $1.5 million for the three months ended March 31, 2011. The net loss of $29.8 million adjusted for non-cash items including depreciation and amortization, stock based compensation expense and deferred income taxes resulted in net cash outflows of $10.5 million. Other balance sheet changes included $39.6 million of favorable cash flows from changes in deferred revenue, which more than offset the increase in cash uses from other working capital and balance sheet accounts. Included in the other balance sheet changes during the quarter ended March 31, 2012 was approximately $2.6 million of payments made for the restructuring activities resulting from the October 2011 acquisition of Network Solutions.

Net cash used in investing activities in the three months ended March 31, 2012 was $2.7 million compared to $1.9 million for the same prior year period. Purchases of property and equipment of $2.7 million and $2.0 million were made in the three months ended March 31, 2012 and 2011, respectively, primarily to migrate and streamline data centers to a centralized location.

Net cash used for financing activities in the three months ended March 31, 2012 was $13.2 million as compared to net cash provided by financing activities of $1.9 million for the same prior year quarter ended. Proceeds from the exercise of stock options of $1.6 million and $6.8 million were received during the three months ended March 31, 2012 and 2011, respectively. Approximately $3.2 million and $0.4 million of cash was used to pay employee minimum tax withholding requirements in lieu of receiving common shares during the first quarter ended March 31, 2012 and 2011, respectively. Principal payments on long term debt obligations of $11.5 million were made in the first quarter of 2012. The same prior year quarter debt repayments totaled $4.5 million, of which $2.3 million was discretionary.

Contractual obligations and commitments

Our principal commitments consist of long-term debt and interest payments, obligations under operating leases for office space and capital lease obligations for equipment. The following summarizes our contractual obligations as of December 31, 2011 (in thousands):

	Total	Payment due by period
Contractual obligations (000’s)		2012	2013	2014	2015	2016	Thereafter
Long-term debt	$742,000	$—	$86,635	$81,316	$97,800	$146,992	$329,257
Current maturities of long-term debt	11,000	11,000	—	—	—	—	—
Interest payments on long-term debt(3)	264,389	56,942	52,657	46,784	40,226	32,198	35,582
Operating lease obligations(1)	43,419	6,087	5,317	5,051	4,874	4,785	17,305
Uncertain tax positions(4)	—	—	—	—	—	—	—
Capital lease obligations(2)	81	57	24	—	—	—	—
Total	$1,060,889	$74,086	$144,633	$133,151	$142,900	$183,975	$382,144

(1) Operating lease obligations are shown net of sublease rentals for the amounts related to each period presented.

(2) Includes interest expected to be paid on capital leases.

(3) Projected interest payments for variable-rate debt were calculated based on outstanding principal amounts and interest rates as of December 31, 2011.

(4) The settlement date is unknown for approximately $1.7 million of uncertain tax positions and has been excluded from the table above. See Note 16 — Income Taxes to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for additional information on uncertain tax positions

Non-GAAP financial measures

In addition to our financial information presented in accordance with U.S. GAAP, management uses certain “non-GAAP financial measures” within the meaning of the SEC Regulation G, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor non-GAAP financial measures because it describes the operating performance of the company and helps management and investors gauge our ability to generate cash flow, excluding some recurring charges that are included in the most directly comparable measures calculated and presented in accordance with GAAP. Relative to each of the non-GAAP financial measures, we further set forth our rationale as follows:

Non-GAAP revenue.  We exclude from non-GAAP revenue the impact of amortized deferred revenue (from acquisitions, primarily Register.com LP and Network Solutions) recorded at fair value at the acquisition date, because we believe that excluding such measures helps management and investors better understand our revenue trends.

Non-GAAP operating income and non-GAAP operating margin.  We exclude from non-GAAP operating income and non-GAAP operating margin amortization of intangibles, fair value adjustments to deferred revenue and deferred expense, restructuring charges, corporate development expenses, and stock-based compensation charges. We believe that excluding these items assist investors in evaluating period-over-period changes in our operating income and operating margin without the impact of items that are not a result of our day-to-day business and operations.

Non-GAAP net income and non-GAAP net income per basic share and per diluted share.  We exclude from non-GAAP net income and non-GAAP net income per diluted share and per basic share amortization of intangibles, income tax expense, fair value adjustments to deferred revenue and deferred expense, restructuring charges, corporate development expenses and stock-based compensation, amortization of deferred financing fees, gains/losses on operating assets and liabilities and include cash income tax expense, because we believe that excluding such measures helps management and investors better understand our operating activities.

Adjusted EBITDA.  We exclude from Adjusted EBITDA depreciation expense, amortization of intangibles, fair value adjustment to deferred revenue and deferred expense, income tax, interest expense, interest income, stock-based compensation, corporate development expenses, and restructuring charges, because we believe that excluding such items helps management and investors better understand operating activities.

The following table presents our non-GAAP measures for the periods indicated (in thousands):

	Twelve months ended December 31,
	2011	2010	2009
Reconciliation of GAAP revenue to non-GAAP revenue
GAAP revenue	$199,205	$120,289	$106,489
Fair value adjustment to deferred revenue	35,238	13,080	59
Non-GAAP revenue	$234,443	$133,369	$106,548
Reconciliation of GAAP net (loss) income to non-GAAP net income
GAAP net (loss) income	$(12,309)	$(6,532)	$2,609
Amortization of intangibles	25,389	12,879	10,453
Loss on sale of assets	10	6	2
Stock based compensation	6,933	4,711	4,898
Income tax benefit	(49,958)	(10,720)	(1,429)
Restructuring charges	9,536	2,171	1,940
Corporate development	13,083	2,892	—
Amortization of deferred financing fees	6,856	573	—
Cash income tax expense	(214)	(845)	(269)
Fair value adjustment to deferred revenue	35,238	13,080	59
Fair value adjustment to deferred expense	739	214	—
Non-GAAP net income	$35,303	$18,429	$18,263
Reconciliation of GAAP diluted net (loss) income per share to non-GAAP net income per share
Diluted GAAP net (loss) income per share	$(0.40)	$(0.26)	$0.10
Diluted equity per share	0.04	0.02	—
Amortization of intangibles per share	0.76	0.47	0.39
Stock based compensation per share	0.21	0.17	0.18
Income tax benefit per share	(1.48)	(0.39)	(0.05)
Restructuring charges per share	0.28	0.08	0.07
Corporate development	0.39	0.11	—
Amortization of deferred financing fees per share	0.20	0.02	—
Cash income tax expense per share	(0.01)	(0.03)	(0.01)
Fair value adjustment to deferred revenue per share	1.04	0.48	—
Fair value adjustment to deferred expense per share	0.02	0.01	—
Diluted Non-GAAP net income per share	$1.05	$0.68	$0.68

	Twelve months ended December 31,
	2011	2010	2009
Reconciliation of GAAP operating loss to non-GAAP operating income
GAAP operating loss	$(40,767)	$(14,536)	$(93)
Amortization of intangibles	25,389	12,879	10,453
Stock based compensation	6,933	4,711	4,898
Restructuring charges	9,536	2,171	1,940
Corporate development	13,083	2,892	—
Fair value adjustment to deferred revenue	35,238	13,080	59
Fair value adjustment to deferred expense	739	214	—
Non-GAAP operating income	$50,151	$21,411	$17,257
Reconciliation of GAAP operating margin to non-GAAP operating margin
GAAP operating margin	-20%	-12%	0%
Amortization of intangibles	11%	10%	9%
Restructuring charges	4%	2%	2%
Corporate development	6%	2%	0%
Fair value adjustment to deferred revenue	17%	10%	0%
Fair value adjustment to deferred expense	0%	0%	0%
Stock based compensation	3%	4%	5%
Non-GAAP operating margin	21%	16%	16%
Reconciliation of GAAP operating loss to adjusted EBITDA
GAAP operating loss	$(40,767)	$(14,536)	$(93)
Depreciation and amortization	29,456	15,724	13,295
Stock based compensation	6,933	4,711	4,898
Restructuring charges	9,536	2,171	1,940
Corporate development	13,083	2,892	—
Fair value adjustment to deferred revenue	35,238	13,080	59
Fair value adjustment to deferred expense	739	214	—
Adjusted EBITDA	$54,218	$24,256	$20,099

	Three months ended March 31,
	2012	2011
Reconciliation of GAAP revenue to non-GAAP revenue
GAAP revenue	$91,514	$39,481
Fair value adjustment to deferred revenue	27,823	5,619
Non-GAAP revenue	$119,337	$45,100
Reconciliation of GAAP net loss to non-GAAP net income
GAAP net loss	$(29,779)	$(5,610)
Amortization of intangibles	17,692	3,937
Loss (gain) on sale of assets	402	(2)
Stock based compensation	2,680	1,533
Income tax (benefit) expense	(6,539)	573
Restructuring charges	912	96
Corporate development	334	13
Amortization of deferred financing fees	3,323	308
Cash income tax expense	(285)	(174)
Fair value adjustment to deferred revenue	27,823	5,619
Fair value adjustment to deferred expense	676	93
Non-GAAP net income	$17,239	$6,386
Reconciliation of GAAP basic net loss per share to non-GAAP basic net income per share
GAAP basic net loss per share	$(0.65)	$(0.21)
Amortization of intangibles per share	0.39	0.15
Loss (gain) on sale of assets per share	0.01	—
Stock based compensation per share	0.06	0.06
Income tax (benefit) expense per share	(0.14)	0.02
Restructuring charges per share	0.02	—
Corporate development per share	0.01	—
Amortization of deferred financing fees per share	0.07	0.01
Cash income tax expense per share	(0.01)	(0.01)
Fair value adjustment to deferred revenue per share	0.60	0.22
Fair value adjustment to deferred expense	0.01	—
Non-GAAP basic net income per share	$0.37	$0.24
Reconciliation of GAAP diluted net loss per share to non-GAAP net income per share
Fully diluted shares:
Common stock	46,140	26,618
Diluted stock options	2,279	2,569
Diluted restricted stock	1,096	1,011
Total	49,515	30,198

	Three months ended March 31,
	2012	2011
GAAP diluted net loss per share	$(0.65)	$(0.21)
Diluted equity per share	0.04	0.02
Amortization of intangibles per share	0.37	0.13
Loss (gain) on sale of assets per share	0.01	—
Stock based compensation per share	0.05	0.05
Income tax expense per share	(0.13)	0.02
Restructuring charges per share	0.02	—
Corporate development per share	0.01	—
Amortization of deferred financing fees per share	0.07	0.01
Cash income tax expense per share	(0.01)	(0.01)
Fair value adjustment to deferred revenue per share	0.56	0.20
Fair value adjustment to deferred expense per share	0.01	—
Non-GAAP diluted net income per share	$0.35	$0.21
Reconciliation of GAAP operating loss to non-GAAP operating income
GAAP operating loss	$(18,542)	$(3,578)
Amortization of intangibles	17,692	3,937
Loss (gain) on sale of assets	402	(2)
Stock based compensation	2,680	1,533
Restructuring charges	912	96
Corporate development	334	13
Fair value adjustment to deferred revenue	27,823	5,619
Fair value adjustment to deferred expense	676	93
Non-GAAP operating income	$31,977	$7,711
Reconciliation of GAAP operating margin to non-GAAP operating margin
GAAP operating margin	-20%	-9%
Amortization of intangibles	15%	9%
Loss (gain) on sale of assets	0%	0%
Restructuring charges	1%	0%
Corporate development	0%	0%
Fair value adjustment to deferred revenue	28%	14%
Fair value adjustment to deferred expense	1%	0%
Stock based compensation	2%	3%
Non-GAAP operating margin	27%	17%

	Three months ended March 31,
	2012	2011
Reconciliation of GAAP operating loss to adjusted EBITDA
GAAP operating loss	$(18,542)	$(3,578)
Depreciation and amortization	19,679	4,821
Loss (gain) on sale of assets	402	(2)
Stock based compensation	2,680	1,533
Restructuring charges	912	96
Corporate development	334	13
Fair value adjustment to deferred revenue	27,823	5,619
Fair value adjustment to deferred expense	676	93
Adjusted EBITDA	$33,964	$8,595
Reconciliation of GAAP operating margin to adjusted EBITDA margin
GAAP operating margin	-20%	-9%
Depreciation and amortization	16%	11%
Loss (gain) on sale of assets	0%	0%
Stock based compensation	2%	3%
Restructuring charges	1%	0%
Corporate development	0%	0%
Fair value adjustment to deferred revenue	28%	14%
Fair value adjustment to deferred expense	1%	0%
Adjusted EBITDA margin	28%	19%

	Three months ended March 31,
	2012	2011
Stock based compensation
Subscription (cost of revenue)	$305	$188
Sales and marketing	616	283
Research and development	481	210
General and administration	1,278	852
Total	$2,680	$1,533

Off-balance sheet arrangements

As of March 31, 2012, December 31, 2011 and 2010, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Summary

Our future capital uses and requirements depend on numerous forward-looking factors. These factors include but are not limited to the following:

•	the costs involved in the expansion of our customer base (including through acquisitions of other businesses or assets);
•	the costs associated with the principal and interest payments of future debt service;
•	the costs involved with investment in our servers, storage and network capacity;
•	the costs associated with the expansion of our domestic and international activities;
•	the costs involved with our research and development activities to upgrade and expand our service offerings; and
•	the extent to which we acquire or invest in other technologies and businesses.

We believe that our existing cash and cash equivalents at December 31, 2011 in addition to 2012 operating cash flows will be sufficient to meet our projected operating requirements for at least the next 12 months, including our sales and marketing expenses, research and development expenses, capital expenditures, debt service requirements, and any acquisitions or investments in complementary businesses, services, products or technologies.

New accounting standards

See Note 1, The Company and Summary of Significant Accounting Policies, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC, for a discussion of recently issued accounting pronouncements that may affect our financial results and disclosures in future periods.

Business

Overview

Web.com is a leading provider of internet services for small- to medium-sized businesses (“SMBs”) and is a global domain name registrar. We seek to meet the internet needs of SMBs anywhere along their lifecycle with affordable subscription solutions including website design and related services, search engine optimization, search engine marketing, social media and mobile products, local sales leads, eCommerce solutions and call center services. Headquartered in Jacksonville, Florida, Web.com is a publicly traded company (Nasdaq: WWWW) serving nearly three million customers and with approximately 1,800 employees in 14 locations in North America, South America and the United Kingdom.

Recent developments

On October 27, 2011, the Company completed its acquisition (the “Acquisition”) of 100% of the equity interests in Net Sol Parent LLC (formerly known as GA-Net Sol Parent LLC) (“Network Solutions”), a provider of global domain names, web hosting and online marketing services, pursuant to the Purchase Agreement dated August 3, 2011 by and among Web.com Group, Inc., a Delaware corporation, Net Sol Holdings LLC, a Delaware limited liability company, and GA-Net Sol Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Net Sol Holdings LLC (collectively, the “Sellers”). The purchase price paid to the Sellers was $570 million consisting of $405.1 million in cash and the issuance of 18 million shares of Web.com common stock valued at $9.16 per share. In connection with the Acquisition, the Company assumed the obligation to pay approximately $211.7 million of outstanding debt of Network Solutions and paid off such liabilities at closing with borrowings from the Company’s new credit facilities, and assumed certain other liabilities. See footnote 7, Business Combinations, to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the SEC. References herein to the “Combined Company” are to Web.com and Network Solutions collectively.

Corporate information

Web.com was incorporated under the General Corporate Law of the State of Delaware on March 2, 1999 as Website Pros., Inc. We offered common stock to the public for the first time on November 1, 2005 as Website Pros (NASDAQ: WSPI) and began trading as Web.com (Nasdaq: WWWW) following our acquisition of the legacy Web.com business in September 2007.

Our principal offices are located at 12808 Gran Bay Parkway West, Jacksonville, FL 32258. Our telephone number is (904) 680-6600 and our website is located at www.web.com.

Overview

Market opportunity

There are more than 27 million SMBs in the United States today. (Source: Small Business Administration.) Our focus is serving small, local enterprises that need to connect with their current and potential customers online. According to Marketing Charts, approximately 44 percent of these SMBs have a website, and among those that have a website, we believe that most are not effective at driving business via their internet efforts. These SMB owners, many of whom work six or seven days a week, mostly lack the time, expertise and/or resources needed to make their website a relevant, effective part of their business plan. At the same time, there is growing acceptance among these SMB owners that an effective internet presence is critical to their marketing efforts and there is evidence that these businesses are shifting their marketing budgets from traditional media to online channels. (Source: eMarketer.)

Competition

The market for web services is highly competitive, fragmented and evolving. Competitors range in size from small, local independent firms to very large conglomerates, and include website designers, internet service providers, internet search engine providers, local business directory providers, website domain name registrars, eCommerce service providers, lead generation companies and hosting companies. Many competitors offer a limited number of specialized solutions and services. Such fragmentation can mean that a SMB owner might have to employ two, three or more web services purveyors to get a needed suite of online services. There is also a wide range of costs to the SMB owner, from the more expensive, highly individualized website design shops to the very low cost, low service offering of some single service providers. We believe our one-stop; end-to-end service offering of affordable internet services and online marketing solutions gives us a differentiated market advantage.

What we do

Using a consultative approach, Web.com offers SMBs a single point of entry to an array of effective, affordable online products and services that will help drive their business. The breadth and flexibility of our offerings allow us to address the web services needs of a wide variety of customers, ranging from those just establishing their websites to those that want to enhance their existing online presence with more sophisticated marketing and lead generation services. We offer our customers a full range of web services and products on an affordable subscription basis. With nearly 3 million subscribers as of March 31, 2012, we are one of the industry’s largest providers of domain names, affordable web services and products that enable SMBs to have an effective online presence.

We have positioned ourselves as a partner to SMBs across all phases of their business’s adaptation to internet technology, from their initial entry onto the web to their use of cutting-edge innovations as they mature. As a domain registrar, we allow the business to establish an online presence by buying a domain name. This basic service is the entry point to higher priced offerings. Having secured a domain, a business next needs a website and email service. Our offerings for these fundamental services span the range of customer budgets and expertise, from inexpensive Do It Yourself website and email hosting for the technically-savvy, to Do It For Me custom website design services, online marketing and eCommerce solutions. Customers can engage our experienced consultants for services that range from web design to online advertising campaign management. When online innovations emerge, we can help SMBs leverage the new capabilities.

Through the combination of proprietary website publishing and management software, automated workflow processes, and specialized workforce development and management techniques, Web.com achieves production efficiencies that enable us to offer sophisticated web services at affordable rates. Our technology automates many aspects of creating, maintaining, enhancing, and marketing websites on behalf of our customers.

We sell our products and services via our direct sales force, which operate in the U.S. and Canada. Recently, the Company rolled out a “Feet on the Street” direct sales initiative, as well as a DRTV campaign. We also sell web services and products to customers identified by companies with which we have strategic marketing relationships. Typically, our strategic marketing partners have established brand names and attract a large number of SMB customers. We also acquire a large number of customers directly through online and affiliate marketing activities that target SMBs that want to establish or enhance their online presence.

Our strategy

We have built our business around a subscription-based model that allows SMBs to affordably outsource their web services and online marketing needs to us. The key elements of our business model and approach are:

Providing comprehensive solutions for SMBs.  Our web services include, among other features, a full range of web services, including domain name registration, website design and publishing, online marketing and advertising, search engine optimization, social media, e-mail marketing, mobile websites, lead generation, vertical industry specific leads, logo and brand development and eCommerce solutions. We believe this end-to-end service offering provides our customers with a comprehensive solution to their web services needs.

Up-selling or cross-selling additional services to existing customers.  With the acquisition of Network Solutions in October 2011, Web.com gained nearly 2 million domain name customers from a premier domain name registrar. We have demonstrated success in up-selling additional web services to the domain name customers acquired with the Register.com LP acquisition and began to employ the same strategy with the Network Solutions customers. Customers acquired through traditional and online marketing programs that target hosting or Do It Yourself website design services also provide significant opportunities for up-selling and cross-selling additional online marketing, lead generation, search optimization products, eCommerce and Do It For Me services. Additionally, some of these customers are also prospects for our Do It For Me services.

Acquiring new customers through diversified sales and marketing channels.  We utilize a very diverse sales and marketing strategy including online marketing, inbound and outbound telesales, a “Feet on the Street” sales force, direct response television advertising, email and affiliate marketing to acquire new customers and up-sell to existing customers. We also focus on forming strategic marketing relationships with companies that have large customer bases of SMBs. These companies generate leads for us by providing lists of their customers, conducting e-mail marketing campaigns about our web services and products, advertising our web services and products on the internet, and using other forms of both direct and indirect solicitation. These companies filter the customer lists they provide to us using a number of criteria that we believe indicate when a SMB is likely to understand the value of our web services and products.

Streamlining operations for customer acquisition, fulfillment, and support.  We utilize proprietary workflow processes and customer relationship management systems, together with a combination of integrated template-driven and specialized website design tools, to sell, design, and support our web services and products. We believe this integrated infrastructure has enabled us to significantly reduce the time from initial customer contact to site completion. Our goal is to design a website and have it complete and visible on the internet within 72 hours from the time we receive initial information from the customer. Additionally, we have extensive experience promoting, selling, and supporting our web services and products to SMBs.

Through the combination of our operational scale and geographical locations, we believe that we have been able to also minimize the cost of delivering our web services and products. Our template driven processes enable us to handle orders efficiently. We have located our primary sales and fulfillment facilities in the lower cost areas including Jacksonville, Florida; Barrie, Ontario; Spokane, Washington; Shavertown, Pennsylvania; Hazelton, Pennsylvania; Halifax, Nova Scotia and Yarmouth, Nova Scotia. In the future, we may look to new international labor markets to further reduce our costs.

Our services and products

Our goal is to provide a broad range of web services and products that enable SMBs to establish, maintain, promote, and optimize their online presence. By providing a comprehensive, performance-based offering, we are able to sell to customers whether or not they have already established an online presence. Customers can subscribe to bundled products that meet a variety of needs, and which can be enhanced with additional services; alternatively, they can choose to purchase ‘a la carte’ solutions for specific issues.

As our customers demand more advanced products and consultative services, they move from low-priced domain registrations towards high-priced, value-added offerings. These Do It For Me offerings have relatively high barriers to entry, as they require sophisticated technological and business process expertise. We are unique in having deployed our feature-rich Do It For Me offerings at unrivalled scale.

Our web services and products can be categorized into the following:

Domain name registration and services

We have become one of the largest domain name registrars in the world and offer .com and .net domains as well as the latest top level domains, such as .co, .org and .info. We also offer a full suite of domain services, including domain name registration, domain name transfers, domain name renewal, domain expiration protection and domain privacy services. Domain customers have a highly proprietary need to maintain their distinct internet address, and we will continue to be their resource for maintaining and extending their registration. Furthermore, these customers represent prime opportunities for additional domain name sales, particularly as additional top level domain names become available. Since all online activity starts with a domain name, we anticipate continuing to be a market leader in selling and servicing these accounts.

Do It For Me web services

These services have been created to allow Web.com to undertake virtually all of the work associated with building, maintaining, marketing and enhancing an internet presence to ultimately drive leads to the SMB owner. Since access to these services is through an affordable monthly subscription, these proprietors can have an effective online presence with a minimum outlay of resources. And because we bundle the most needed products in an efficient manner, the SMB person can focus on his or her core business while the responsibility for making sure the website is optimized for business generation is outsourced to Web.com.

Website subscription-based services

Using our proprietary software and workflow enabled processes; we develop and support a subscription web service package that includes the tools and functionality necessary for a business to create, maintain, enhance, and market a successful and effective online presence. We build, test, and publish the websites and provide related services for our customers. We also provide tutorials and tools for customers to edit and manage their sites. Alternatively, customers can select from one of several levels of support programs for ongoing management and maintenance of their websites.

Our primary Do It For Me subscription offering is eWorks! XL, a comprehensive website design and publishing package targeted at getting SMBs online quickly, effectively, and affordably. The package includes a five-page semi-custom website built on our proprietary self-editing tool, which allows for easy maintenance by the customer. By using our comprehensive, performance-based package of services, customers eliminate the need to buy, install, or maintain hardware or software. This offering includes a broad set of configuration and customization options using a web browser.

eWorks! XL includes:

Domain name registration.  We obtain, purchase, and register a domain name appropriate for the business as selected by the customer.

Initial site design.  One of our design specialists begins the process by interviewing the customer and collecting data about the customer’s business. We then create a unique website tailored to the customer’s specific needs using one of our templates. Every site we build goes through an extensive quality review and assurance process prior to being published on the internet. Additionally, every site undergoes a thorough website optimization process to enhance search engine placement.

Online marketing.  We offer our customers online marketing capabilities that cost-effectively promote their websites on a local and national basis. The package includes initial submission and ongoing submissions on a monthly basis of the customers’ websites to many popular national and local search engines, including Google TM, Yahoo!, Bing®, Twitter Places, Facebook Places and GPS navigation. Additionally, eWorks! XL includes listings in online yellow page directories, search engine optimization tools, and educational guides targeted to SMBs.

Hosting and technical support.  Our hosting platform offers technology and security designed to ensure the reliable daily operation of a customer’s website. Our secure web hosting includes disk storage, daily backups, and a monthly data transfer allotment. We also offer technical support, including services to our customers to provide the information and consultation they need to build and manage an effective online presence.

Unique toll-free telephone number.  Customers receive a unique, toll-free number that is forwarded to their business telephone line. Information about the calls received through the toll-free number are tracked and reported on the Internet Scorecard.

Webmail.  Every customer receives unlimited e-mail boxes tied to their domain name. Webmail is compatible with Microsoft Outlook and features advanced filtering and search capabilities and automatic mail forwarding and responding.

Online web tools.  eWorks! XL includes advanced online tools such as a forms manager, polling and survey capabilities, a guest book, and site search features that offer interactive website management capabilities.

Internet scorecard.  Customers receive a real-time, detailed report of their website traffic, including visitors generated through visits, calls (received or missed) and form leads through the online marketing and advertising services provided in their eWorks! XL package.

Modifications and redesign service.  Customers can choose between several different levels of support, which range from having us make ongoing changes to using the self-edit tools we provide. The basic service included with eWorks! XL includes 60 minutes per month of free modification and phone consultation with one of our web consultants.

Mobile website.  eWorks! XL includes a version of the customer’s website built specifically for mobile devices.

Custom web design

We offer complete custom website design services that provide sophisticated functionality and interactivity beyond those available under eWorks! XL and SmartClicks. These sites are typically built for larger, more established customers that have had an online presence in the past, or that are designing their first website with unique specifications. Customers work directly with our experienced web designers to build a fully customized website. Additionally, we are able to sell any of our subscription-based web services and products to our custom web design customers.

Our team of custom design professionals includes experienced web designers, programmers, copywriters, and search engine optimization experts who work together to ensure that the customer’s online business objectives are met. Custom sites can include flash, animation, eCommerce solutions, sophisticated interactivity and database functionality. We also offer several custom design features and services, including map and directions pages, external links pages, the ability to increase the number of products listed on a customer’s website, more advanced website statistics, database applications, password security, expanded e-mail services, and premium hosting services.

Gorilla Marketing

We bundle a number of different services contained in our eWorks! XL package into our Gorilla Marketing offering, which is designed to enhance the effectiveness of an online marketing program. These subscriber-based services include initial site analysis, initial search engine optimization, search engine inclusion, monthly online marketing submissions to more than 100 search engines, powerful local directories, social sites and GPS navigation devices, listing in online yellow page directories and site submission to many popular search engines and search submission tools.

Social media

To help SMBs access the growing and increasingly important social media channel, we offer a trio of subscription products designed to optimize and increase online exposure by presenting a professionally designed Facebook Company page, building a fan base that “likes” the Company, and interacting with fans with periodic status updates, polls and promotions.

Call center services

Call center services offers eCommerce businesses a ‘virtual office’ customer service solution. In addition to providing eCommerce products, call center services can supply both eCommerce and brick and mortar businesses with a full suite of call center services, including answering services, live chat, and virtual office assistants. The call center solution can help businesses sell products, resolve customer disputes and build trust, eliminating the guess work and costly overhead associated with hiring in-house customer service employees.

Do It Yourself web services

We offer a variety of Do It Yourself website building and marketing solutions for SMBs that want to build their own websites or enhance their websites with online marketing. These solutions include hosting services, an easy-to-use web building tool, online marketing options and eCommerce capabilities. Potential customers are identified through traditional and online marketing as well as through a number of distribution partners, resellers and affiliates.

Hosting services

We offer core products that are standardized, scalable managed hosting services that place numerous customers on a single shared server — a cost benefit that is passed along to the customer. Starter packages are designed for websites with relatively low volumes of traffic and allow our customers to establish an online presence at minimal cost. Our hosting services feature easy-to-use control panels and extensive online documentation that allow customers to control their own applications.

Website design tools

Our Website Builder package is an easy-to-use website building tool which includes nearly 8,000 starter templates so users can customize their design. There is starter content that can be tailored for a business’s products or services, plus features that keep businesses connected with their customers and prospects, such as a stock image library, social media “share” icons, location maps, customizable contact forms and more. These features enable SMBs to create a professional and effective website to serve customers and grow business by reaching new prospects.

Our Business Builder package includes the Website Builder package plus leading edge marketing tools, including directory submission to more than 100 directories, search engines, social media sites and GPS directories as well as search engine optimization consultation. Customers can also add a Facebook Company page as well as eCommerce capability.

E-mail marketing.

We offer an e-mail marketing tool that enables our customers to easily communicate with their customers and prospects. To assist our customers in collecting e-mail addresses, a subscription sign-up box is available for site visitors to provide their e-mail information. Included in this product are a variety of professional email templates, a contact management tool and a reporting component to help track an email campaign’s success.

Logo design and brand building

We are a leading provider of Do It Yourself logos and other premium design products to SMBs around the world through our LogoYes products. Our LogoYes Do It Yourself logo creation tools provide professional, affordable design products that equip SMBs to compete with larger businesses. LogoYes products and services help build a company’s brand value by presenting a strong, unified image. We also provide the LogoYes design and brand building tools to our Do It For Me web services customers.

Online marketing services

Business success on the internet begins with a compelling website, but is only fully realized when the website is “found,” prominently displayed by the various search engines, and ultimately when potential customers are motivated to contact the business. We sell a variety of products and services designed to increase the potential that a website receives prominence in the major search engines like Google TM, Yahoo! and Bing, and we have expertise and experience providing pay-per-click advertising as well. Some of our online marketing products include:

Search engine optimization (SEO)

Our search engine optimization products and services are designed to help improve organic search engine rankings and to increase qualified traffic and lead generation. We offer keyword research based on industry and competitor specifics, directory submissions, blogging campaigns and link building. Advanced website analytics accompany these products so customers can track their success.

Search engine marketing

We offer local and national search engine marketing services — sometimes known as pay-per-click advertising where we will manage an advertising budget for our customers on Google Ad Words or Bing Ad Center.

SmartClicks subscription-based services

We gain an understanding of the customer’s goals and budget considerations, and tailor an online advertising campaign that will guarantee an agreed-upon number of “clicks” within the confines of a predictable monthly budget. SmartClicks includes all of the benefits provided in the eWorks! XL bundle and the added benefit of guaranteed pay-per-click advertising in GoogleTM and other major search engines.

An added value of the SmartClicks package is the advertising management function we perform for these customers. We create the pay-per-click ads, buy appropriate keywords, monitor the program’s performance, and report results to customers.

•	Budget-based search engine marketing We also offer businesses the option to base their search engine marketing efforts on a monthly budget, rather than a pay-per-click basis. Businesses receive monthly reports that track website traffic and performance.
•	Guaranteed click search engine marketing We will tailor a business’s search engine marketing program to ensure a certain, agreed-upon number of clicks during any specific period, and we will work with the customer to maximize pay-per-click performance. In this capacity, we are able to offer large companies hundreds of individual locations a product which is designed to drive traffic to their numerous local storefronts.

Lead generation

We offer targeted lead generation directed toward service-related businesses. We can work with that customer’s own website, or create a separate, lead-generating website that feeds directly into the customer’s business.

•	Leads by Web.com. Leads by Web.com researches relevant keywords in the customer’s industry to create ads designed to bring traffic to the website. When prospects search for a service, they are driven to a lead generation site to request a quote, and then leads are delivered to the subscriber’s computer or phone for follow up.
•	Renovation experts. We offer a premium lead generation service specific to contractors, homebuilders and remodeling professionals. We provide a competitive marketplace that matches homeowners in need of remodeling services with qualified contractors in their local area. Through a subscription based membership model and per-lead acquisitions, contractors purchase these leads, giving them an opportunity to bid on the homeowner’s project.

eCommerce

We provide a comprehensive set of products and services that enable eCommerce merchants to sell more on the internet. By coordinating and integrating eCommerce website design and development, internet marketing, customer service and back-end order management, we can enable eCommerce merchants to have a complete online store solution by providing support and development on multiple eCommerce platforms

eCommerce website design and development

Customers work directly with our store development project managers, designers and programmers to build high-end custom eCommerce stores. Business and customer security is a top priority, and all Web.com eCommerce sites meet Visa International’s Payment Card Industry (PCI) data standards. As end-customer sales increase, our eCommerce call center provides end-customer sales and customer support for our eCommerce merchants, freeing up time and resources for eCommerce merchants to focus on growing their business.

Do It Yourself eCommerce solutions

We provide a proprietary, professional eCommerce tool that can help businesses begin to sell from their website. This shopping cart system supplies all of the tools necessary to create and operate an online store, including built-in email marketing tools, a marketing module, customizable templates and design capabilities, all fully compliant with the Visa Card Information Security Program (CISP) and PCI security standards. Basic packages include Site Builder, unlimited email addresses, and a minimum, Secure Socket Layer (SSL) for security. More sophisticated users may choose to add additional product capacity, affiliate management, multi-level logins, and Dedicated SSL, as well as the ability to accept credit cards and other merchant services.

Do It For Me eCommerce solutions

For customers who wish to outsource their eCommerce needs, we can build eCommerce onto our eWorks! XL bundled website design solution. We can add an online storefront, create an online store catalog and secure shopping cart, help with inventory tracking and management, provide automatic shipping rates and process credit cards. For those who desire a highly customized storefront, we offer custom store design and more sophisticated merchant services.

Merchant services

We offer a suite of merchant processing solutions to our customers that help customers save money on processing credit and debit card transactions. These services are offered through strategic partnerships with merchant services providers. In addition, we offer new merchant services accounts for customers who want to begin taking credit cards. This service offers fraud detection and card security compliance features.

Other revenue

Monetization

Domain names are digital assets that generate advertising cash flow and resale revenue for Web.com. We strive to maximize revenue from domains which are newly registered, canceled, developed, expired or retained for our in-house portfolio of domain names.

Advertising

Web.com offers online advertising opportunities for companies focused on SMBs to be featured on our websites. Since our customers return to our website repeatedly to access their account, seek new products and improve their online knowledge via our learning center, we are in an excellent position to provide targeted, complementary display advertising, newsletter advertising, and partner sponsorships.

Sales channels

The sales organization for our subscription web services and products comprises several distinct sales channels, including:

Outbound and inbound telesales.  We utilize our telesales organization to target customer lists derived from our existing customers, provided by companies with which we have strategic marketing relationships or acquired from third parties. We believe that our existing customer relationships or the brand and affinity relationship these prospective customers have with these strategic marketing partners enhance our ability to reach a decision maker, make a presentation, have our offer considered, and close the sale during the initial call. We also have a separate team of sales specialists focused on inbound inquiries. Following the acquisition of Register.com LP and Network Solutions, we now employ a targeted sales strategy to up-sell/cross-sell Web.com services to current domain customers.

Online channel.  We promote our services through the following websites: Web.com, Network Solutions.com, Register.com, Leads.com, RenovationExperts.com, 1ShoppingCart.com, SolidCactus.com, Submitawebsite.com, LogoYes.com and Globenetix.com. To drive prospects to our sites, we engage in online marketing and advertising campaigns, and participate in seminars targeting SMBs that wish to sell their services online. Our partners also promote our services by including our products on their websites and by including our services in their ongoing marketing and promotional efforts with their customers.

Direct response television.  We have begun promoting our Do-It-For-Me products through television advertising campaigns.

Reseller program.  Several of the parties with which we have strategic marketing relationships have their own direct sales organizations. We have worked closely with these resellers to develop sales support and fulfillment processes that integrate with the resellers’ sales, service, support, and billing practices. Additionally, we provide these resellers with training and sales materials to support the web services being offered.

Affiliate network and private label partners.  We sell our shopping cart and business automation solutions through direct online channels and affiliate and private-label partners that market our services on our behalf. We also have a network of direct resellers for our hosting products. We believe that these affiliate partners and resellers provide additional opportunities to up-sell and cross-sell our Do It For Me services.

Feet on the Street. We have a direct sales, “Feet on the Street” sales initiative in five geographic markets: Jacksonville, Florida; Houston, Texas; St. Louis, Missouri; Phoenix, Arizona; and Raleigh-Durham, North Carolina and expect to add additional markets in 2012. At present, this sales initiative is focused on selling our Leads by Web.com product.

Marketing

We engage in a variety of marketing activities to sell additional services and products to our existing customer base, and to enhance the value we provide to SMB entities. Our marketing activities include:

•	Targeted e-mail and direct response campaigns to prospects and customers;
•	Direct response television advertising;
•	Search engine and other online advertising;
•	Electronic customer newsletters;
•	Websites: Web.com, NetworkSolutions.com, Register.com, Leads.com, 1ShoppingCart.com, RenovationExperts.com, SolidCactus.com, LogoYes.com; Submitawebsite.com and Globenetix.com;
•	Online customer tutorials; and
•	Affiliate programs.

Customers

As of March 31, 2012, we had nearly 3 million subscribers. We generally target SMBs that are primarily focused on their regional or local markets. We also target SMBs with significant monthly spending on local print yellow pages advertising. We seek to create long-term relationships with these businesses by helping them locate new subscribers at a significantly lower cost per lead compared to traditional print yellow pages marketing campaigns.

Operations

We have invested significant time and capital resources in a set of internal processes and proprietary technologies designed to enable high-scale, high-quality mass customization of our web services.

eWorks! XL and SmartClicks

The workflow of our sales and fulfillment process for eWorks! XL and SmartClicks is illustrated below.

Using our proprietary workflow process and customer relationship management software, the interview notes and content gathered by our web services consultants are transmitted to our national design center. At this point, our design specialists use the notes and content collected from the customer, our proprietary design tool and one of hundreds of design templates that can be modified using a wide variety of color themes and graphics to design a semi-custom website for the customer. After completion of the website, a separate quality assurance process is automatically triggered by our proprietary workflow process and customer relationship management software. This quality assurance process includes testing of the website, reviewing notes and customer-supplied content, confirming appropriateness of styles used, and generally ensuring that the quality of the resulting online presence is consistent with our high standards. Following quality assurance, the website is published and hosted, and the customer is notified that the website is complete. Our goal is to complete this process, from customer call to initial website deployment, within 72 hours. After the website is available on the internet, we help our customers maintain, modify, and upgrade their online presence.

Other operations

Customers who purchase our online marketing packages are interviewed and information is entered into our proprietary publishing system. Local ads are then customized for several distribution platforms, such as Bing and Google search, and then published to these platforms. Customers receive a monthly tracking report that show the traffic generated by the ads.

eCommerce customers are able to test our services through an online trial prior to purchasing. Once a customer downloads the trail of our software, we contact them through a series of outbound calls, email communications and auto-responders to encourage conversion to a paid subscription.

Facilities and data

We maintain major operational facilities located in Jacksonville, Florida; Atlanta, Georgia; Spokane, Washington; and Barrie, Ontario and Yarmouth, Nova Scotia, Canada for most of our internal operations. These facilities are monitored through our redundant Network Operations Centers (NOC) staffed 24 hours a day, seven days a week from our Nova Scotia, Canada and Atlanta, Georgia facilities. The servers that provide our customers’ website data to the internet are located within third-party co-location facilities located in Jacksonville, Florida; Atlanta, Georgia, Sterling, Virginia and Ontario, Canada. These co-location facilities have a secured network infrastructure including intrusion detection at the router level. Our contract obligates our co-location provider to provide us a secured space within their overall data center. The facilities are secured through card-key numeric entry and biometric access. Infrared detectors are used throughout the facility. In addition, the co-location facilities are staffed 24 hours a day, seven days a week, with experts to manage and monitor the carrier networks and network access. The co-location facilities’ staff provides 24-hour security through camera-controlled views of our equipment. The co-location facilities provide multiple internet carriers to help ensure bandwidth availability to our customers. The availability of electric power at the co-location facilities are provided through multiple uninterruptible power supply and generator systems should power supply fail at any of our major facilities.

Customer data is redundant through the use of multiple application and web servers. Customer data is backed up to other disk arrays with fail-over to help ensure high availability. Customer data is also maintained at our national design center and can be republished from archival data at any time. Currently, this process could take approximately 24 hours. Our financial system reporting also uses redundant systems and can be reconstituted in approximately 12 hours.

Our customer data is stored on systems that are compliant and certified to meet Visa Card Information Security Program (CISP) and Visa International’s Payment Card Industry Data Standards (PCI). We have a highly available redundant infrastructure, which provides disaster recovery backup to prevent a disruption of our customers’ eCommerce presence.

We continue to work on plans to provide active load balancing and built in disaster-recovery operations between our Atlanta and Jacksonville co-location sites. Under this scenario, a full copy of data would be backed up at each site. Each co-location site would provide fail-over capability for the other to prevent a disruption of our customers’ websites should either co-location site become unavailable.

Technology

Our hardware and software infrastructure provides an advanced set of integrated tools for design, service, modifications and billing. MatrixBuilder enables website design, end user modification and administration, and includes a variety of other tools accessible by our customers. Our Oracle-based proprietary workflow processes and customer relationship management software, which we developed internally, help ensure that our production staff provides timely and efficient design services and helps us to efficiently and cost-effectively manage our customer base.

Our proprietary workflow processes and customer relationship management software enable us to build, maintain, and track large numbers of customer websites. The configuration of software and hardware includes six key modules:

•	Account management. The account management module facilitates the creation and maintenance of a customer account and the consolidation, either manually or electronically through external submission, of pertinent customer demographics, product specifics, and billing information. We track critical aspects of customer activity, which allows customer service representatives to have immediate access to a customer’s complete account history.
•	Design tool. Our design tool, MatrixBuilder, is browser-based, supports major web services standards, and can be easily co-branded or private labeled for an organization with which we have a strategic relationship. MatrixBuilder is template-based, yet can provide thousands of different website styles by using hundreds of design templates that can be modified using a wide variety of color themes and graphics. The design tool generates the HTML code, so that manual coding is not required, and facilitates the generation of domain name registration, an eCommerce storefront, and a number of other extended and value added services that our customers can access from any web browser.
•	Workflow module. The workflow module expedites service and product delivery by automatically determining the required production path, such as design, quality control, or submission to search engines, based on the specific attributes of the customer or service. The workflow module also controls production flow through our organization, enabling our design and customer support staff to individually service our website customers either by routing their work automatically to the correct department or handling the request themselves.
•	Billing module. The billing module enables us to bill our subscription and custom design customers directly or to bill a third-party in the aggregate for its end users. The billing module is integrated with a number of transaction processing tools enabling support for many different payment types.
•	Search engine marketing and tracking system. We operate a proprietary publishing and tracking system that allows the automated building, publishing, and tracking of advertisement campaigns. These campaigns currently are published on Yahoo!, Google TM, SuperMedia.com (formerly Idearc and Verizon Superpages), Switchboard, Looksmart and other sites affiliated with these providers.
•	Lead generation. Our proprietary software application enables us to systematically manage the relationships and interactions with homeowners and contractors in our database, enhancing the efficiency and productivity of our sales and account management teams.

The Web.com proprietary technology includes technologies that enable the company to automate a number of back-end functions and technologies that allow customers to order, change and manage their web hosting accounts easily online without technical expertise.

Third-party providers

We offer some of our services to our customers through third-party technology vendors, which enable us to expand our services and create additional revenue opportunities.

We do not have long-term contracts with any of these third parties. Accordingly, we or any of these providers can terminate the relationship at any time, for any reason or no reason, on short notice, often as little as 30 days. If any of these relationships terminate, we may need to seek an alternative provider of services or develop the covered services independently.

Competition

The market for Web services is highly competitive and evolving. We expect competition to increase from existing competitors as well as new market entrants. Most existing competitors typically offer a limited number of specialized solutions and services, but may provide a more comprehensive set of services in the future. These competitors include, among others, website designers, domain name registrars, internet service providers, internet search engine providers, local business directory providers, eCommerce service providers, lead generation companies and hosting companies. These competitors may have greater resources, more brand recognition, and larger installed bases of customers than we do, and we cannot ensure that we will be able to compete favorably against them.

We believe the principal competitive factors in the SMB segment of the Web services and online marketing and lead generation industry include:

•	Value, breadth and flexibility of the service offerings;
•	Ability to reference strategic partners;
•	Brand name and reputation;
•	Price;
•	Quality of customer support;
•	Speed of customer service;
•	Ease of implementation, use, and maintenance; and
•	Industry expertise and focus.

Intellectual property

Our success and ability to compete is dependent in significant part on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing upon the proprietary rights of others. We currently rely primarily on a combination of patent, copyright, and trademark laws, trade secret law, confidentiality procedures, contractual provisions, and other similar measures to protect our proprietary information. As of May 5, 2012, we owned 22 issued U.S. patents. We also have several additional patent applications pending but not yet issued before the U.S. Patent and Trademark Office. We have an ongoing service mark and trademark registration program pursuant to which we register some of our product names, slogans and logos with the U.S. Patent and Trademark Office and with other foreign registries.

Due to the rapidly changing nature of applicable technologies, we believe that the improvement of existing offerings, reliance upon trade secrets and unpatented proprietary know-how, and the development of new offerings generally will continue to be our principal source of proprietary protection. While we have hired third-party contractors to help develop our software and design websites, we own the intellectual property created by these contractors. Our software is not substantially dependent on any third-party software, although our software does utilize open source code. Notwithstanding the use of open source code in some of our software, we do not believe such usage requires public disclosure of our own source code nor do we believe the use of open source code is material to our business.

License agreements for our software include restrictions intended to protect our intellectual property. These licenses are generally non-transferable and are perpetual. In addition, we require all of our employees, contractors and many of those with whom we have business relationships to sign non-disclosure and confidentiality agreements and to assign to us in writing all inventions created while working for us. Some of our products also include third-party software that we obtain the rights to use through license agreements. In such cases, we have the right to distribute or sublicense the third-party software with our products.

We have entered into nondisclosure agreements with suppliers, distributors and some customers to limit access to and disclosure of our proprietary information. Nonetheless, neither intellectual property laws nor contractual arrangements, nor any of the other procedures we have in place to protect our intellectual property can ensure that others will not use our technology, or that others will not develop similar technologies.

We license, or lease from others, many technologies used in our services. We expect that we and our customers could be subject to third-party infringement claims as the number of websites and third-party service providers for Web-based businesses grows. Although we do not believe that our technologies or services infringe on the proprietary rights of any third parties, we cannot ensure that third parties will not assert claims against us in the future or that these claims will not be successful.

Employees

As of December 31, 2011, we had approximately 1,800 employees. None of our employees are represented by unions. We consider the relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Management

The following table sets forth certain information about the Company’s executive officers, including their ages as of May 7, 2012.

Name	Age	Position
David L. Brown	58	Chairman, Chief Executive Officer and President
Kevin M. Carney	48	Executive Vice President and Chief Financial Officer
Jason T. Teichman	37	Executive Vice President and Chief Marketing Officer
Roseann Duran	60	Executive Vice President and Chief People Officer

David L. Brown has served as our Chief Executive Officer since August 2000, as Chairman of the Board since October 2000, and as a member of our Board since August 1999. Mr. Brown is also President of the Company and has served in that position since October 2009, and previously from August 1999 until March 2000, and from August 2000 until September 2007. Mr. Brown was a managing partner of Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company in 1997, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999. Mr. Brown holds a B.A. from Harvard University. Mr. Brown has directed the Company’s acquisitions, integration and product development efforts, and the growth of the Company since the Company went public in 2005.

Kevin M. Carney has served as the Company’s Executive Vice President and Chief Financial Officer since October 27, 2011 and as Senior Vice President and Chief Financial Officer since January 2002. Mr. Carney served as director of finance from September 2000 until January 2002 and from August 1999 until June 2000. Mr. Carney was employed by Atlantic Partners Group, a private equity firm, from June 2000 until September 2000. Prior to joining us, Mr. Carney served as the chief financial officer of Atlantic Teleservices, a technology services company, from June 1998 until its acquisition by us in August 1999. Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

Jason T. Teichman has served as the Company’s Executive Vice President and Chief Marketing Officer since October 27, 2011 and as its Chief Marketing Officer from August 2010. He was previously Senior Vice President of Marketing and Products at Register.com, a web domain company, from January 2010 until its acquisition by the Company in July 2010. Prior to Register.com, he was General Manager for Online at Affinnova, a consumer analytics company. From 2004 to 2007, he held several management positions at American Express, a financial services company, with his most recent position being Vice President of Marketing of the Consumer Card Group. He has a B.A. degree from the University of Michigan.

Roseann Duran has served as the Company’s Executive Vice President and Chief People Officer since October 27, 2011, and as its Senior Vice President and Chief People Officer from August 2010. From March 2002 until August 2010, she was Senior Vice President and Chief Marketing Officer. Ms. Duran was managing partner and founder of Odyssey, Inc., a Company specializing in strategic planning and marketing for small businesses and internet companies from January 2001 until March 2002. From August 2000 until January 2001, Ms. Duran was Vice President of e-dr.com, a business-to-business internet company for eye care practitioners. Ms. Duran holds an undergraduate degree from Pennsylvania State University and an MBA from the University of North Florida.

Security ownership of certain beneficial owners

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 6, 2012 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial ownership(1)
Beneficial owner	Number of shares	Percent of total
Greater Than 5% Holder:
NWS Holdings(2) c/o General Atlantic Service Company, LLC 2 Pickwick Plaza Greenwich, CT 06830	16,436,284	33.8
FMR, LLC 82 Devonshire Street Boston, MA 02109	6,146,086	12.6
NorthPointe Capital LLC 101 W. Big Weaver, Suite 745 Troy, MI 48084	2,539,577	5.2
Executive Officers and Directors:
David L. Brown(3)	2,384,479	4.9
Kevin M. Carney(4)	666,286	1.3
Jason T. Teichman(5)	129,688	*
Roseann Duran(6)	294,222
Hugh M. Durden(7)	154,750	*
Philip J. Facchina(8)	58,267	*
Anton J. Levy(9)	16,441,359	33.9
Timothy I. Maudlin(10)	243,562	*
Robert S. McCoy, Jr.(11)	137,750	*
Deborah M. Quazzo(12)	40,666	*
All current executive officers and directors as a group (10 persons)(13)	4,126,337	8.5

(1) This table is based upon information supplied by officers, directors and stockholders and Schedules 13G filed with The Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 48,498,689 shares outstanding as of March 6, 2012, adjusted as required by rules promulgated by the SEC.

(2) NWS Holdings, LLC has shared voting and shared dispositive power of the 16,426,284 shares of stock in conjunction with: GA-NWS Investor LLC; General Atlantic Partners 82, L.P.; GAP-W, LLC; GapStar, LLC; GAPCO GmbH & Co. KG; GAP Coinvestments CDA, L.P.; GAP Coinvestments III, LLC; GAP Coinvestments IV, LLC; GAPCO Management GmbH; General Atlantic GenPar, L.P; and General Atlantic LLC.

(3) Includes 36,414 shares held by Atlantic Teleservices, L.P. (“Atlantic Teleservices”); 68 shares held by Mr. Brown’s wife; 68 shares held by Mr. Brown’s son; and 991,458 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012. Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices, and Mr. Brown has voting and investment power with respect to these shares together with Mr. Alton G. Keel, Jr.

(4) Includes 424,228 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012.

(5) Includes 2,188 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012.

(6) Includes 153,538 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012.

(7) Includes 106,500 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012, and 30,000 restricted stock units, issuable in stock upon retirement from the Board.

(8) Includes 20,305 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012.

(9) Includes 4,167 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012, and includes 16,081,991 shares of stock held by GA-NWS Investor LLC; General Atlantic Partners 82, L.P.; GAP-W, LLC; GapStar, LLC; GAPCO GmbH & Co. KG; GAP Coinvestments CDA, L.P.; GAP Covinvestments III, LLC; GAP Coinvestments IV, LLC; GAPCO Management GmbH; General Atlantic GenPar, L.P.

(collectively, the “GA family”); and 352,701 shares held by NWS Holdings, for other members of NWS who are not in the GA family pursuant to the escrow agreement, for which Mr. Levy disclaims beneficial ownership of such shares beneficially owned by NWS Holdings, except to the extent of his pecuniary interest therein.

(10) Includes 129,500 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012; 40,972 shares held by Mr. Maudlin’s wife; and 30,000 restricted stock units, issuable in stock upon retirement from the Board.

(11) Includes 84,500 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012.

(12) Includes 18,916 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012.

(13) Includes 1,935,300 shares issuable upon the exercise of options exercisable within 60 days after March 6, 2012.

* Less than 1%.

Selling stockholders

In connection with the Acquisition, Web.com issued, as part of the consideration for the Acquisition, 18 million shares of Web.com common stock in a private placement (the “Acquisition Shares”). Pursuant to the Stockholder Agreement related to this private placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the disposition of certain of the shares of our common stock we issued, and to use our commercially reasonable efforts to keep the registration statement continuously effective until the earlier of (i) such time as all of such shares registered hereunder have been publicly sold by the selling stockholders or (ii) such time as all of such shares may be sold pursuant to Rule 144 under the Securities Act without the volume or manner of sale restrictions thereunder. Certain of the selling stockholders have a position, office or material relationship with us. Each such material relationship is described below.

The following table sets forth:

•	the name of each of the selling stockholders;
•	the number of shares of our common stock owned by each such selling stockholder prior to this offering;
•	the percentage (if one percent or more) of common stock owned by each such selling stockholder prior to this offering;
•	the number of shares of our common stock being offered pursuant to this prospectus;
•	the number of shares of our common stock to be owned upon completion of this offering, assuming all such shares are sold;
•	the percentage (if one percent or more) of common stock owned by each such selling stockholder after this offering, assuming all such shares are sold; and
•	if applicable, a description of the material relationship such selling stockholder has with us.

This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of April 30, 2012. As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below and their permitted transferees, including any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus, other than the 1,200,000 shares that may be sold to the underwriters pursuant to their option to purchase such shares, as described in this prospectus supplement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholders will hold the shares before selling them, and, except as otherwise described herein, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 48,753,439 shares of our common stock actually outstanding as of April 30, 2012.

	Shares of common stock beneficially owned prior to offering		Number of shares being offered	Shares of common stock beneficially owned after offering
Security holder	Number	Percent		Number	Percent
NWS Holdings LLC(1)(2)(3)	3,310,000	6.8%	—	3,310,000	6.8%
GA-NWS Investor LLC(1)(2)(3)(5)	13,124,692	26.9%	7,011,001	6,113,691	12.5%
DBAH Capital, LLC(1)(4)	988,999	2.0%	988,999	988,999	—

(1) NWS Holdings LLC (“Holdings”) directly owns 3,310,000 shares of common stock. GA-NWS Investor LLC (“GA Investor”) is a member of Holdings and directly owns 13,124,692 shares of common stock and indirectly beneficially owns 2,957,299 of the shares of common stock held by Holdings. DBAH Capital, LLC (“Deutsche Bank”) is a member of Holdings and directly owns 988,999 shares of common stock and indirectly beneficially owns 222,845 of the shares of common stock held by Holdings.

(2) General Atlantic Partners 83, L.P. (“GAP 83”) is the controlling member of GA Investor and indirectly beneficially owns 10,519,557 of the shares of common stock held by GA Investor and Holdings; GAP-W, LLC (“GAP-W”) is a member of GA Investor and indirectly beneficially owns 4,020,498 of the shares of common stock held by GA Investor and Holdings; GapStar, LLC (“GapStar”) is a member of GA Investor and indirectly beneficially owns 241,230 of the shares of common stock held by GA Investor and Holdings; GAPCO GmbH & Co. KG (“KG”) is a member of GA Investor and indirectly beneficially owns 44,386 of the shares of common stock held by GA Investor and Holdings; GAP Coinvestments CDA, L.P. (“CDA”) is a member of GA Investor and indirectly beneficially owns 20,103 of the shares of common stock held by GA Investor and Holdings; GAP Coinvestments III, LLC (“GAPCO III”) is a member of GA Investor and indirectly beneficially owns 1,018,699 of the shares of common stock held by GA Investor and Holdings; GAP Coinvestments IV, LLC (“GAPCO IV”) is a member of GA Investor and indirectly beneficially owns 217,518 of the shares of common stock held by GA Investor and Holdings.

(3) General Atlantic LLC (“General Atlantic”) is the general partner of General Atlantic GenPar, L.P. (“GA Gen Par”), which is the general partner of GAP 83. GAP 83 is the controlling member, and GAP-W, GapStar, KG, CDA, GAPCO III and GAPCO IV are each members of, GA Investor. GA Investor owns a controlling interest in and is entitled to appoint all of the representatives of the board of directors of Holdings. General Atlantic is the managing member of GAPCO III and GAPCO IV. The officers of GapStar, the managing directors of GA Investor and certain members of the board of directors of Holdings are managing directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of KG. Certain managing directors of General Atlantic make investment decisions for GmbH Management. GmbH Management may be deemed to beneficially own the shares of common stock beneficially owned by KG. General Atlantic and GA Gen Par may be deemed to beneficially own all the shares of common stock reported as beneficially owned by Holdings, GA Investor, GAP 83, GAP-W, GapStar, KG, CDA, GAPCO III, GAPCO IV and GmbH Management (collectively, and together with General Atlantic and GA Gen Par, the “GA Stockholders”). The managing directors of General Atlantic share voting and dispositive power with respect to the shares of common stock held by the GA Stockholders, and voting and disposition decisions are made by a portfolio committee of the managing directors. The current members of the portfolio committee are Drew Pearson, William E. Ford, David C. Hodgson, Cory A. Eaves, Rene M. Kern and Philip P. Trahanas. General Atlantic, GA GenPar, Holdings, GA Investor, GAP 83, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV, KG and GmbH Management are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended. Anton J. Levy, one of the members of our board of directors, is a managing director of General Atlantic and disclaims beneficial ownership of any shares listed in the table above as owned by Holdings and GA Investor except to the extent of his pecuniary interest therein. There are 25 other managing directors of General Atlantic, each of whom disclaims beneficial ownership of the shares owned by Holdings and GA Investor except to the extent he or she has a pecuniary interest therein. Other than their interest in General Atlantic and its investment entities or as otherwise disclosed herein, these individuals are not affiliated with us, our management or any of the named underwriters for this offering. The address for General Atlantic, GA GenPar, Holdings, GA Investor, GAP 83, GAP-W, CDA, GapStar, GAPCO III and GAPCO IV is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The mailing address for KG and GmbH Management is c/o General Atlantic GmbH, Koenigsallee 63, 40212 Düsseldorf, Germany.

(4) DBAH Capital, LLC (“Deutsche Bank”) directly owns 988,999 shares of common stock and indirectly beneficially owns 222,845 of the shares of common stock held by Holdings. Each of Chase Arnold, David Crescenzi and Kevin Sullivan is a Managing Director of Deutsche Bank and Kristine Cicardo is a Director of Deutsche Bank, and as such may be deemed to have voting and dispositive power over the shares of common stock held by Deutsche Bank. The shares of common stock held by Deutsche Bank were acquired in the ordinary course of business and not for the purpose of resale or distribution. Each of Chase Arnold, David Crescenzi, Kevin Sullivan and Kristine Cicardo disclaims beneficial ownership of these shares of common stock. The address for each of Deutsche Bank, Chase Arnold, David Crescenzi, Kevin Sullivan and Kristine Cicardo is 60 Wall Street, New York, NY 10005.

(5) GA Investor has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares (which amount is not reflected in the table above).

Material relationships with certain selling stockholders

Anton J. Levy has served as one of our directors since October 2011. Mr. Levy is a member of the board of directors of Holdings and a managing director of GA Investor and General Atlantic, a global growth equity firm, where he has worked since 1998.

Stockholder agreement

Web.com, Holdings and GA Investor are party to the Stockholder Agreement, dated October 27, 2011 (the “Acquisition Date”). The Stockholder Agreement contains restrictions on the ability of Holdings, GA Investor and their permitted transferees (other than Holdings’ minority equityholders and certain employees of Holdings or its subsidiaries) to sell or otherwise dispose of, any of the Acquisition Shares and provisions related to registration rights granted to Holdings and GA Investor.

In addition, the Stockholder Agreement contains provisions related to the composition of our board of directors. Specifically, the Stockholder Agreement required that we increased the authorized size of our board to seven members. Under the Stockholder Agreement, GA Investor and/or General Atlantic has the right to designate one member of our board of directors until such time as Holdings, GA Investor, their respective affiliates and permitted transferees collectively hold less than 10% of Web.com’s capital stock. Anton J. Levy has been designated as a member of our board of directors by GA Investor and General Atlantic.

Restrictions on transfer

Under the Stockholder Agreement, Holdings, GA Investor and their permitted transferees (other than Holdings’ minority equityholders and certain employees of Holdings or its subsidiaries) are prohibited from selling, or otherwise disposing of, any of the Acquisition Shares for six months following the Acquisition Date. During the next six months and until one year after the Acquisition Date, Holdings, GA Investor and their permitted transferees (other than Holdings’ minority equityholders and certain employees of Holdings or its subsidiaries) are only permitted to sell up to 25% of the Acquisition Shares held by Holdings and GA Investor at the closing of the Acquisition. In connection with this offering, Web.com has waived the provision of the Stockholder Agreement that restricts Holdings and GA Investor from selling more than 25% of their Acquisition Shares. This waiver is applicable to the offering pursuant to this prospectus supplement only. Subject to the certain indemnification obligations within the Stockholder Agreement, after the one year anniversary of the Acquisition Date, there are no restrictions under the Stockholder Agreement on sales of the Acquisition Shares by Holdings or GA Investor.

Other provisions

The Stockholder Agreement provides for restrictions on Holdings’ and GA Investors’ ability to acquire shares of Web.com common stock and take certain other corporate actions until the earlier of two years following the Acquisition Date or such time as Holdings, GA Investor and their respective affiliates and permitted transferees own less than 10% of the Web.com’s capital stock.

Registration rights

Under the Stockholder Agreement, as amended, we agreed to file, no later than February 17, 2012, a registration statement on Form S-3 to register for resale the Acquisition Shares, and have granted certain other registration rights to Holdings and GA Investor. The registration rights granted to Holdings and GA Investor will expire on the date on which all registrable securities (as defined in the Stockholder Agreement) held by Holdings and GA Investor (or any assignees of such registration rights in accordance with the Stockholder Agreement) may be sold pursuant to Rule 144 without volume or manner of sale restrictions, subject to the earlier expiration of Holdings’ and GA Investor’s piggy-back rights on the date on which Holdings, GA Investor, their respective affiliates and permitted transferees collectively hold less than 5% of Web.com’s then-outstanding capital stock.

Shares eligible for future sale

Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of securities.

As of March 31, 2012, we had 48,620,389 shares of common stock outstanding. Of these shares, 46,724,055 shares of common stock will be freely tradable without restriction under the Securities Act, unless purchased or held by affiliates of our company, as that term is defined in Rule 144 under the Securities Act.

Registration rights

Pursuant to the terms of the Stockholder Agreement, we have granted certain other registration rights to Holdings and GA Investor. We have filed a shelf registration statement with the SEC that became effective on May 7, 2012 and includes 17,423,691 shares of our common stock for possible sale from time to time by Holdings and GA Investor (or any assignees of such registration rights in accordance with the Stockholder Agreement), including pursuant to this offering. We will not receive any proceeds from the sale of common stock by Holdings and GA Investor (or any assignees of such registration rights in accordance with the Stockholder Agreement), but we may incur expenses in connection with the sale of those shares.

Options

In addition to the 48,620,389 shares of common stock outstanding as of March 31, 2012, there were outstanding options to purchase 3,335,748 shares of our common stock. We have filed registration statements on Form S-8 under the Securities Act covering those shares of our common stock reserved for issuance upon exercise of stock options outstanding under our 1999 Equity Incentive Plan, 2005 Equity Incentive Plan, 2008 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, 2009 Inducement Award Plan, 2010 Inducement Award Plan and 2011 Inducement Award Plan. Accordingly, shares of our common stock registered under such registration statements will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, our securities trading policy and/or market stand-off provisions applicable to each other agreement that prohibits the sale or other disposition of the shares of common stock underlying the options.

Rule 144

In general, Rule 144 allows a stockholder (or stockholders where shares of common stock are aggregated) who has beneficially owned shares of our common stock for at least six months to sell an unlimited number of shares of our common stock provided current public information about us is available and, after one year, an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of those shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding; or
•	the average weekly trading volume of the common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

Sales under Rule 144 by our affiliates are subject to specific manner of sales provisions, notice requirements and the availability of current information about us. We cannot estimate the number of shares of common stock our existing stockholders will sell under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the stockholders and other factors.

In addition, our directors, executive officers and selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering as described below in the “Underwriting” section.

Material U.S. federal income and estate tax
consequences for non-U.S. holders

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal estate tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional withholding requirements

Under legislation enacted in 2010, and recent administrative guidance, the relevant withholding agent may be required to withhold 30% of any dividends paid after December 31, 2013, and the proceeds of a sale of our common stock paid after December 31, 2014, to (i) a foreign financial institution unless such foreign financial institution enters into an agreement with the Internal Revenue Service to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

Certain ERISA Considerations

Our common stock may be acquired by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or by an individual retirement account or other plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase of our common stock is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor investing the assets of a plan subject to Section 4975 of the Code or any law which is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”), must also determine that its purchase of our common stock will not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law. Each purchaser of our common stock that is subject to Section 406 of ERISA, Section 4975 of the Code or any Similar Law (each, a “Plan Investor”) will be deemed to have represented by its acquisition that its acquisition of our common stock will not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a violation of any applicable Similar Law. The sale of any common stock to any Plan Investor is in no respect a representation by us, the underwriters or any of our or their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

Underwriting
(Conflicts of interest)

We and the selling stockholders are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC is acting as representative of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	2,200,000
Deutsche Bank Securities Inc.	1,920,000
Citigroup Global Markets Inc.	1,200,000
SunTrust Robinson Humphrey, Inc.	640,000
FBR Capital Markets & Co.	520,000
Piper Jaffray & Co.	520,000
Wells Fargo Securities, LLC	520,000
Roth Capital Partners, LLC	160,000
B. Riley & Co., LLC	160,000
Craig-Hallum Capital Group LLC	160,000
Total	8,000,000

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.41175 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount up to $0.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

The underwriters have an option to buy up to 1,200,000 additional shares of common stock from the selling stockholders. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is

$0.7625 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Paid by the selling stockholders
	Without option exercise	With full option exercise
Per Share	$0.7625	$0.7625
Total	$6,100,000.00	$7,015,000.00

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $400,000.00.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, for a period of 60 days after the date of this prospectus supplement, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions.

In addition, our directors, executive officers and selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of J.P. Morgan Securities LLC, in each case other than (A)

the shares to be sold by the signatory parties pursuant to the underwriting agreement, (B) transfers of shares as a bona fide gift or gifts, (C) as a distribution to direct or indirect affiliates, limited partners, members or shareholders of the selling stockholders, (D) transfers of shares of common stock or such other securities to any immediate family member, any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or any of their successors upon death or any partnership or limited liability company, the partners or members of which consist of such selling stockholder and one or more members of such selling stockholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) and such transfer does not involve a disposition for value, (E) transfers of shares of common stock or such other securities to any beneficiary of such selling stockholder pursuant to a will, other testamentary document or applicable laws of descent, (F) transfers of shares of common stock or such other securities to such selling stockholder’s affiliates or to any investment fund or other entity controlled or managed by such selling stockholder, (G) pledges of shares of common stock or such other securities (including transfer in connection with any such pledges) in favor of lenders under such selling stockholder’s credit facilities in existence as of the date hereof or (H) transfers of shares of common stock or such other securities to any Permitted Transferee under the Stockholder Agreement; provided that in the case of any transfer or distribution pursuant to clauses (B), (C) or (H), no filing by any party (donor, done, transferor or transferee) under Section 16 of the Securities Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day restricted period).

We and the selling stockholders have agreed to indemnify the several underwriters, including liabilities under the Securities Act.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “WWWW.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares from us, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares from us. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European economic area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares which are the subject of the offering contemplated by this prospectus supplement will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

(a) to “qualified investors” as defined in the Prospectus Directive, including:

(i) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than € 43,000,000 and (C) an annual turnover of more than € 50,000,000 as shown in its last annual or consolidated accounts; or

(ii) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer within the European Economic Area of shares which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for the Company or any of the underwriters to produce a prospectus for such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that: (a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive and (b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in

Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory authority of the Dubai International Financial Centre (DIFC). This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Conflicts of interest

Deutsche Bank Securities Inc. will receive more than 5% of the net proceeds of this offering as one of the selling stockholders. See “Use of proceeds” in this prospectus supplement. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of equity securities that have a bona fide public market. Deutsche Bank Securities Inc. will not confirm sales of the shares to any account over which they exercise discretionary authority without the prior written approval of the customer.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters in this offering acted as underwriters in connection with our initial public offering. In addition, certain of the underwriters and their affiliates act in various capacities under our secured credit facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as administrative agent; J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc. act as joint lead arrangers and joint book-running managers and J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. act as co-syndication agents; SunTrust Robinson Humphrey, Inc. acts as one of the co-documentation agents. Affiliates of each of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc. also act as lenders under our secured credit facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Cooley LLP, Palo Alto, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where you can find more information

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s website at www.sec.gov or on our website at www.web.com. Information included on our website is not a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

Incorporation of certain information by reference

The SEC allows us to incorporate into this prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC in the future is also incorporated by reference in this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 from our Definitive Proxy Statement on Form 14A for our 2012 Annual Meeting of Stockholders, filed with the SEC on March 23, 2012;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 7, 2012;
•	our Current Reports on Form 8-K, filed with the SEC on February 14, 2012, March 7, 2012 and May 7, 2012; and
•	the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on October 31, 2005, including any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Web.com Group, Inc.
Attention: Matthew P. McClure, Secretary
12808 Gran Bay Parkway West
Jacksonville, FL 32258
(904) 680-6600

PROSPECTUS

17,423,691 Shares

This prospectus relates to the disposition from time to time of up to 17,423,691 shares of our common stock, which are held by the selling stockholders named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. Concurrently with this prospectus, we are issuing a prospectus for the offer and sale, from time to time, by us of up to 7,000,000 shares of our common stock or warrants therefor at prices and on terms described in one or more supplements to such concurrent prospectus, to be determined at or prior to the time of sale.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell its shares of common stock in the section entitled “Plan of Distribution” on page 7. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WWWW.” The last reported sale price of our common stock on May 2, 2012 was $15.39 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2012.

i

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different or additional information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so.

You should assume that the information appearing in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since those dates.

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

ABOUT WEB.COM GROUP, INC.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Web.com,” the “Company,” “we,” “our” or similar references mean Web.com Group, Inc.

Web.com Group, Inc. is a leading provider of online marketing for small- to medium-sized businesses (“SMBs”) and a provider of global domain name registration and complementary website design and management services. The Company meets the needs of SMBs anywhere along their lifecycle by offering a full range of online services and support, including website design, domain name registration, lead generation, logo design, search engine optimization, search engine marketing and local sales leads, general contractor leads, franchise and homeowner association websites, shopping cart software, eCommerce website design and call center services.

On October 27, 2011, the Company completed its acquisition (the “Acquisition”) of 100% of the equity interests in Net Sol Parent LLC (formerly known as GA-Net Sol Parent LLC) (“Network Solutions”), a provider of global domain names, web hosting and online marketing services, pursuant to the Purchase Agreement (the “Purchase Agreement”) dated August 3, 2011 by and among Web.com Group, Inc., a Delaware corporation, and Net Sol Holdings LLC, a Delaware limited liability company, and GA-Net Sol Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Net Sol Holdings LLC (collectively, the “Sellers”). The purchase price paid to the Sellers was $570 million consisting of $405.1 million in cash and the issuance of 18 million shares of Web.com common stock valued at $9.16 per share. In connection with the Acquisition, Web.com assumed the obligation to pay approximately $211.7 million of outstanding debt of Network Solutions and paid off such liabilities at closing with borrowings from Web.com’s new credit facilities, and assumed certain other liabilities. See footnote 7 to our financial statements for the fiscal year ended December 31, 2011 included in the our annual report on Form 10-K filed on March 13, 2012 with the Securities and Exchange Commission (“SEC”).

Web.com was incorporated under the General Corporate Law of the State of Delaware on March 2, 1999 as Website Pros., Inc. We offered common stock to the public for the first time on November 1, 2005 as Website Pros (NASDAQ: WSPI) and began trading as Web.com (Nasdaq: WWWW) in September 2007. Our principal offices are located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. Our telephone number is (904) 680-6600. Our Internet address is www.web.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

Web.com is a registered trademark of the Company. Each of the other trademarks, trade names or service marks appearing in this prospectus belongs to its respective holder. For further information regarding us and our financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward- looking statements. Forward-looking statements include statements about:

• the costs involved in the expansion of our customer base (including through acquisitions of other businesses or assets);

• the costs associated with the principal and interest payments of future debt service;

• the costs involved with investment in our servers, storage and network capacity;

• the costs associated with the expansion of our domestic and international activities;

• the costs involved with our research and development activities to upgrade and expand our service offerings; and

• the extent to which we acquire or invest in other technologies and businesses.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” or “certain” or the negative of these terms and similar expressions intended to identify forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and from our most recent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus and any prospectus supplement, together with the information incorporated herein by reference as described under the section entitled “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

SELLING STOCKHOLDERS

In connection with the Acquisition, Web.com issued, as part of the consideration for the Acquisition, 18 million shares of Web.com common stock in a private placement (the “Acquisition Shares”). Pursuant to the Stockholder Agreement related to this private placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the disposition of certain of the shares of our common stock we issued, and to use our commercially reasonable efforts to keep the registration statement continuously effective until the earlier of (i) such time as all of such shares registered hereunder have been publicly sold by the selling stockholders or (ii) such time as all of such shares may be sold pursuant to Rule 144 under the Securities Act without the volume or manner of sale restrictions thereunder. Certain of the selling stockholders have a position, office or material relationship with us. Each such material relationship is described below.

The following table sets forth:

• the name of each of the selling stockholders;

• the number of shares of our common stock owned by each such selling stockholder prior to this offering;

• the percentage (if one percent or more) of common stock owned by each such selling stockholder prior to this offering;

• the number of shares of our common stock being offered pursuant to this prospectus;

• the number of shares of our common stock to be owned upon completion of this offering, assuming all such shares are sold;

• the percentage (if one percent or more) of common stock owned by each such selling stockholder after this offering, assuming all such shares are sold; and

• if applicable, a description of the material relationship such selling stockholder has with us.

This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of April 30, 2012. As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below and their permitted transferees, including any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholders will hold the shares before selling them, and, except as otherwise described herein, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 48,753,439 shares of our common stock actually outstanding as of April 30, 2012.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares of Common Stock Beneficially owned After Offering
Security Holder	Number	Percent		Number	Percent
NWS Holdings LLC(1)(2)(3)	3,310,000	6.8%	3,310,000	—	—
GA-NWS Investor LLC(1)(2)(3)	13,124,692	26.9%	13,124,692	—	—
DBAH Capital, LLC(4)	988,999	2.0%	988,999	—	—

(1)	NWS Holdings LLC (“Holdings”) directly owns 3,310,000 shares of common stock. GA-NWS Investor LLC (“GA Investor”) is a member of Holdings and directly owns 13,124,692 shares of common stock and indirectly beneficially owns 2,957,299 of the shares of common stock held by Holdings. DBAH Capital, LLC (“Deutsche Bank”) is a member of Holdings and directly owns 988,999 shares of common stock and indirectly beneficially owns 222,845 of the shares of common stock held by Holdings.
(2)	General Atlantic Partners 83, L.P. (“GAP 83”) is the controlling member of GA Investor and indirectly beneficially owns 10,519,557 of the shares of common stock held by GA Investor and Holdings; GAP-W, LLC (“GAP-W”) is a member of GA Investor and indirectly beneficially owns 4,020,498 of the shares of common stock held by GA Investor and Holdings; GapStar, LLC (“GapStar”) is a member of GA Investor and indirectly beneficially owns 241,230 of the shares of common stock held by GA Investor and Holdings; GAPCO GmbH & Co. KG (“KG”) is a member of GA Investor and indirectly beneficially owns 44,386 of the shares of common stock held by GA Investor and Holdings; GAP Coinvestments CDA, L.P. (“CDA”) is a member of GA Investor and indirectly beneficially owns 20,103 of the shares of common stock held by GA Investor and Holdings; GAP Coinvestments III, LLC (“GAPCO III”) is a member of GA Investor and indirectly beneficially owns 1,018,699 of the shares of common stock held by GA Investor and Holdings; GAP Coinvestments IV, LLC (“GAPCO IV”) is a member of GA Investor and indirectly beneficially owns 217,518 of the shares of common stock held by GA Investor and Holdings.
(3)	General Atlantic LLC (“General Atlantic”) is the general partner of General Atlantic GenPar, L.P. (“GA Gen Par”), which is the general partner of GAP 83. GAP 83 is the controlling member, and GAP-W, GapStar, KG, CDA, GAPCO III and GAPCO IV are each members of, GA Investor. GA Investor owns a controlling interest in and is entitled to appoint all of the representatives of the board of directors of Holdings. General Atlantic is the managing member of GAPCO III and GAPCO IV. The officers of GapStar, the managing directors of GA Investor and certain members of the board of directors of Holdings are managing directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of KG. Certain managing directors of General Atlantic make investment decisions for GmbH Management. GmbH Management may be deemed to beneficially own the shares of common stock beneficially owned by KG. General Atlantic and GA Gen Par may be deemed to beneficially own all the shares of common stock reported as beneficially owned by Holdings, GA Investor, GAP 83, GAP-W, GapStar, KG, CDA, GAPCO III, GAPCO IV and GmbH Management (collectively, and together with General Atlantic and GA Gen Par, the “GA Stockholders”). The managing directors of General Atlantic share voting and dispositive power with respect to the shares of common stock held by the GA Stockholders, and voting and disposition decisions are made by a portfolio committee of the managing directors. The current members of the portfolio committee are Drew Pearson, William E. Ford, David C. Hodgson, Cory A. Eaves, Rene M. Kern and Philip P. Trahanas. General Atlantic, GA GenPar, Holdings, GA Investor, GAP 83, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV, KG and GmbH Management are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended. Anton J. Levy, one of the members of our board of directors, is a managing director of General Atlantic and disclaims beneficial ownership of any shares listed in the table above as owned by Holdings and GA Investor except to the extent of his pecuniary interest therein. There are 25 other managing directors of General Atlantic, each of whom disclaims beneficial ownership of the shares owned by Holdings and GA Investor except to the extent he or she has a pecuniary interest therein. Other than their interest in General Atlantic and its investment entities or as otherwise disclosed herein, these individuals are not affiliated with us, our management or any of the named underwriters for this offering. The address for General Atlantic, GA GenPar, Holdings, GA Investor, GAP 83, GAP-W, CDA, GapStar, GAPCO III and GAPCO IV is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The mailing address for KG and GmbH Management is c/o General Atlantic GmbH, Koenigsallee 63, 40212 Düsseldorf, Germany.
(4)	DBAH Capital, LLC (“Deutsche Bank”) directly owns 988,999 shares of common stock and indirectly beneficially owns 222,845 of the shares of common stock held by Holdings. Each of Chase Arnold, David Crescenzi and Kevin Sullivan is a Managing Director of Deutsche Bank and Kristine Cicardo is a Director of Deutsche Bank, and as such may be deemed to have voting and dispositive power over the shares of common stock held by Deutsche Bank. The shares of common stock held by Deutsche Bank were acquired in the ordinary course of business and not for the purpose of resale or distribution. Each of Chase Arnold, David Crescenzi, Kevin Sullivan and Kristine Cicardo disclaims beneficial ownership of these shares of common stock. The address for each of Deutsche Bank, Chase Arnold, David Crescenzi, Kevin Sullivan and Kristine Cicardo is 60 Wall Street, New York, NY 10005.

Material Relationships with Certain Selling Stockholders

Anton J. Levy has served as one of our directors since October 2011. Mr. Levy is a member of the board of directors of Holdings and a managing director of GA Investor and General Atlantic, a global growth equity firm, where he has worked since 1998.

Stockholder Agreement

Web.com, Holdings and GA Investor are party to the Stockholder Agreement, dated October 27, 2011 (the “Acquisition Date”). The Stockholder Agreement contains restrictions on the ability of Holdings, GA Investor and their permitted transferees (other than Holdings’ minority equityholders and certain employees of Holdings or its subsidiaries) to sell or otherwise dispose of, any of the Acquisition Shares and provisions related to registration rights granted to Holdings and GA Investor.

In addition, the Stockholder Agreement contains provisions related to the composition of our board of directors. Specifically, the Stockholder Agreement required that we increased the authorized size of our board to seven members. Under the Stockholder Agreement, GA Investor and/or General Atlantic has the right to designate one member of our board of directors until such time as Holdings, GA Investor, their respective affiliates and permitted transferees collectively hold less than 10% of Web.com’s capital stock. Anton J. Levy has been designated as a member of our board of directors by GA Investor and General Atlantic.

Restrictions on Transfer

Under the Stockholder Agreement, Holdings, GA Investor and their permitted transferees (other than Holdings’ minority equityholders and certain employees of Holdings or its subsidiaries) are prohibited from selling, or otherwise disposing of, any of the Acquisition Shares for six months following the Acquisition Date. During the next six months and until one year after the Acquisition Date, Holdings, GA Investor and their permitted transferees (other than Holdings’ minority equityholders and certain employees of Holdings or its subsidiaries) are only permitted to sell up to 25% of the Acquisition Shares held by Holdings and GA Investor at the closing of the Acquisition. Subject to the certain indemnification obligations within the Stockholder Agreement, after the one year anniversary of the Acquisition Date, there are no restrictions under the Stockholder Agreement on sales of the Acquisition Shares by Holdings or GA Investor.

Other Provisions

The Stockholder Agreement provides for restrictions on Holdings’ and GA Investors’ ability to acquire shares of Web.com common stock and take certain other corporate actions until the earlier of two years following the Acquisition Date or such time as Holdings, GA Investor and their respective affiliates and permitted transferees own less than 10% of the Web.com’s capital stock.

Registration Rights

Under the Stockholder Agreement, as amended, we agreed to file, no later than February 17, 2012, a registration statement on Form S-3 to register for resale the Acquisition Shares, and have granted certain other registration rights to Holdings and GA Investor. The registration rights granted to Holdings and GA Investor will expire on the date on which all registrable securities (as defined in the Stockholder Agreement) held by Holdings and GA Investor (or any assignees of such registration rights in accordance with the Stockholder Agreement) may be sold pursuant to Rule 144 without volume or manner of sale restrictions, subject to the earlier expiration of Holdings’ and GA Investor’s piggy-back rights on the date on which Holdings, GA Investor, their respective affiliates and permitted transferees collectively hold less than 5% of Web.com’s then-outstanding capital stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

• commercial and savings banks;

• insurance companies;

• pension funds;

• investment companies; and

• educational and charitable institutions.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440 (and any successor); and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Commission.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed Web.com that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon Web.com being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

• the name of each such selling stockholder and of the participating broker-dealer(s),

• the number of shares involved,

• the price at which such the shares of common stock were sold,

• the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

• that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

• other facts material to the transaction.

In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

In connection with an offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased common stock sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Some of the underwriters, dealers or agents used by us or the selling stockholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or such selling stockholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the selling stockholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such selling stockholders for certain expenses.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Stockholder Agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Stockholder Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the Stockholder Agreement, or we may be entitled to contribution.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our effectiveness of internal control over financial reporting as of December 31, 2011, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E.,

Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Web.com Group, Inc. In addition, all of the documents incorporated by reference into this prospectus may be accessed via the Internet at our website: www.web.com.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

• our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012;

• the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 from our Definitive Proxy Statement on Form 14A for our 2012 Annual Meeting of Stockholders, filed with the SEC on March 23, 2012;

• our Current Reports on Form 8-K, filed with the SEC on February 14, 2012 and March 7, 2012;

• the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on October 31, 2005, including any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Web.com Group, Inc.
Attention: Matthew P. McClure, Secretary
12808 Gran Bay Parkway West
Jacksonville, FL 32258
(904) 680-6600

8,000,000 Shares

Common Stock

J.P. Morgan	Deutsche Bank Securities	Citigroup

SunTrust Robinson Humphrey
FBR	Piper Jaffray	Wells Fargo Securities
Roth Capital Partners	B. Riley	Craig-Hallum Capital Group